Filed Pursuant to Rule 424(b)3
Registration No. 333-204660

PROSPECTUS

Orbital ATK, Inc.

Offer to Exchange

$300,000,000 5.25% Senior Notes due 2021 and the related guarantees

For

$300,000,000 5.25% Senior Notes due 2021 and the related guarantees,

that have been registered under the Securities Act of 1933, as amended

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, JULY 13, 2015 UNLESS EXTENDED.

We hereby offer, on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to $300,000,000 of our outstanding, unregistered 5.25% Senior Notes due 2021, which we refer to as the “original notes” for a like principal amount of our 5.25% Senior Notes due 2021 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to as the “exchange notes.” Unless we specify otherwise or the context indicates otherwise, we refer to the exchange notes and the original notes together as the “notes.”

Terms of the exchange offer:

•	The exchange notes are being registered with the Securities and Exchange Commission (“SEC”) and are being offered in exchange for the original notes that were previously issued in an offering exempt, pursuant to Rule 144A under the Securities Act, from the SEC’s registration requirements. The terms of the exchange offer are summarized below and are more fully described in this prospectus.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on July 13, 2015, unless extended by us.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

•	We believe that the exchange of original notes generally will not be a taxable event for U.S. federal income tax purposes, but you should review “Certain U.S. Federal Income Tax Considerations,” in this prospectus for more information.

•	We will not receive any proceeds from the exchange offer.

•	The exchange notes will be guaranteed on a senior unsecured basis by Alliant Techsystems Operations LLC, ATK Launch Systems Inc., ATK Space Systems Inc. and Orbital Sciences Corporation (collectively, the “guarantors”).

•	We do not intend to list the exchange notes on any securities exchange or to have them approved for any automated quotation system.

Investments in these securities involve risks. See Risk Factors beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus and the letter of transmittal are first being mailed to all holders of the original notes on June 11, 2015.

The date of this prospectus is June 11, 2015.

Each broker-dealer that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such securities. If the broker-dealer acquired the original notes as a result of market-making or other trading activities, such broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes. Broker-dealers who acquired the original notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the secondary resales and cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988).

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of all documents referred to below which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents.

In order to obtain timely delivery, you must request the information no later than July 6, 2015, which is five business days before the expiration date of the exchange offer. Any such request should be directed to us at:

Orbital ATK, Inc.

45101 Warp Drive

Dulles, Virginia 20166

(703) 406-5000

Attn: Investor Relations

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. Forward-looking statements give the Company’s current expectations or forecasts of future events. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” and similar expressions are used to identify forward-looking statements. From time to time, we also may provide oral or written forward-looking statements in other materials released to the public. Any or all forward-looking statements in this prospectus and in any public statements we make could be materially different. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any change in the following factors may impact the achievement of results:

•	reductions or changes in NASA or U.S. Government military spending, timing of payments and budgetary policies, including impacts of sequestration under the Budget Control Act of 2011, and sourcing strategies;

•	intense competition for U.S. Government contracts and programs;

•	increases in costs, which we may not be able to react to due to the nature of our U.S. Government contracts;

•	changes in cost and revenue estimates and/or timing of programs;

•	the potential termination of U.S. Government contracts and the potential inability to recover termination costs;

•	other risks associated with U.S. Government contracts that might expose us to adverse consequences;

•	government laws and other rules and regulations applicable to us, including procurement and import-export control;

•	the novation of U.S. Government contracts;

•	reduction or change in demand and manufacturing costs for commercial ammunition;

•	the manufacture and sale of products that create exposure to potential product liability, warranty liability or personal injury claims and litigation;

•	risks associated with expansion into new and adjacent commercial markets;

•	results of the Merger (as defined below) or other acquisitions or transactions, including our ability to successfully integrate acquired businesses and realize anticipated synergies, cost savings and other benefits, and costs incurred for pursuits and proposed acquisitions;

•	greater risk associated with international business, including foreign currency exchange rates and fluctuations in those rates;

•	federal and state regulation of defense products and ammunition;

•	costs of servicing our debt, including cash requirements and interest rate fluctuations;

•	actual pension and other postretirement plan asset returns and assumptions regarding future returns, discount rates, service costs, mortality rates, and health care cost trend rates;

•	security threats, including cybersecurity and other industrial and physical security threats, and other disruptions;

•	supply, availability, and costs of raw materials and components, including commodity price fluctuations;

ii

•	new regulations related to conflict minerals;

•	performance of our subcontractors;

•	development of key technologies and retention of a qualified workforce;

•	the performance of our products;

•	fires or explosions at any of our facilities;

•	government investigations and audits;

•	environmental laws that govern past practices and rules and regulations, noncompliance with which may expose us to adverse consequences;

•	impacts of financial market disruptions or volatility to our customers and vendors;

•	unanticipated changes in the tax laws or exposure to additional tax liabilities; and

•	the costs and ultimate outcome of litigation matters, government investigations and other legal proceedings.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would affect our business performance, including factors and risks included in other sections of this prospectus. For a detailed discussion of these and other factors that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements, see the section entitled “Risk Factors” beginning on page 12 of this prospectus and under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and in other documents that we may file from time to time in the future with the SEC. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond our control.

All forward-looking statements included in this prospectus are based on information available at the time the statement is made. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDERS OF ORIGINAL NOTES FOR EXCHANGE NOTES FROM, HOLDERS IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

iii

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision. Unless otherwise indicated or required by the context, references in this prospectus to (i) “we,” “our,” “us” and the “Company” refer to Orbital ATK, Inc. (“Orbital ATK”) and its subsidiaries, collectively, and (ii) “fiscal year” refers to the twelve-month period ended March 31 of the applicable year.

Orbital ATK, Inc.

We are an aerospace and defense company that operates in the United States and internationally. We were incorporated in Delaware in 1990. Prior to February 9, 2015, we were known as Alliant Techsystems Inc. (“ATK”). We design, build and deliver space, defense and aviation-related systems to customers around the world both as a prime contractor and as a merchant supplier. Our main products include launch vehicles and related propulsion systems; satellites and associated components and services; composite aerospace structures; tactical missiles, subsystems and defense electronics; and precision weapons, armament systems and ammunition. We are headquartered in Dulles, Virginia.

On February 9, 2015, we completed a tax-free spin-off (the “Distribution”) of our Sporting Group as a new public company called Vista Outdoor Inc. (“Vista Outdoor”). Immediately following the Distribution, we combined with Orbital Sciences Corporation (“Orbital”) through the merger of Orbital with and into a newly formed subsidiary (the “Merger”) and our name was changed to Orbital ATK, Inc. Following the Distribution and Merger, we reorganized our business groups and realigned its reporting segments.

Our remaining businesses, combined with the businesses of Orbital, are now reported in three segments: Flight Systems Group, Defense Systems Group and Space Systems Group.

Our Flight Systems Group is comprised of Orbital’s former Launch Vehicles segment and a portion of our former Aerospace Group (Aerospace Structures division and Space Systems Operations’ Launch Systems business). Our new Flight Systems Group is well-positioned in its markets, as follows:

•	premier producer of solid rocket propulsion systems and specialty energetic products,

•	leading provider of small- and medium-class space launch vehicles for civil, military and commercial missions,

•	major supplier of interceptor boosters and target vehicles for missile defense applications, and

•	manufacturer of composite structures for commercial and military aircraft and launch vehicles.

Our Defense Systems Group is comprised entirely of our former Defense Group (Armament Systems, Defense Electronic Systems, Missile Products and Small-caliber Systems divisions). Our Defense Systems Group is also well-positioned in its markets:

•	leader in propulsion and controls for air-, sea- and land-based tactical missiles and missile defense interceptors as well as in fusing and warheads for tactical missiles and munitions,

•	supplier of advanced defense electronics for next-generation strike weapon systems, missile-warning and aircraft survivability, and special-mission aircraft,

•	leading producer of medium- and large-caliber ammunition, medium-caliber gun systems and precision munitions guidance kits, and

•	leading U.S. producer of small-caliber ammunition.

Our Space Systems Group is comprised of Orbital’s former Advanced Space Programs and Satellite and Space Systems segments and a portion of our former Aerospace Group (Space Components division and part of the Space Systems Operations division). Our Space Systems Group is also well-positioned in its markets:

•	leading provider of small- and medium-class commercial satellites used for global communications and high-resolution Earth imaging,

•	leading provider of small- and medium-class spacecraft that perform scientific research and national security missions for government customers,

•	provider of commercial cargo delivery services to the International Space Station and developer of advanced space systems, and

•	premier provider of spacecraft components and subsystems and specialized engineering services.

Sales; Income from continuing operations, before interest, income taxes and noncontrolling interest; Total assets; and other financial data for each segment for the three years ended March 31, 2015 are set forth in Note 16 to the consolidated financial statements, included in Item 8 of our Annual Report on Form 10-K for the year ended March 31, 2015.

References in this report to a particular fiscal year refer to the year ended March 31 of that calendar year.

Our principal executive offices are located at 45101 Warp Drive, Dulles, Virginia 20166, and our main telephone number is (703) 406-5000. We maintain our general corporate website at http://www.orbitalatk.com. Information on or connected to our website is neither part of nor incorporated into this prospectus.

The Exchange Offer

On November 1, 2013, we completed the offering of $300,000,000 aggregate principal amount of 5.25% Senior Notes due 2021. The offering was made in reliance upon the Rule 144A exemption from the registration requirements of the Securities Act. As part of the offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities Offered	Up to $300,000,000 aggregate principal amount of exchange 5.25% Senior Notes due 2021 which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain the transfer restrictions and registration rights applicable to the original notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our 5.25% Senior Notes due 2021, which have been registered under the Securities Act and which we refer to as the “exchange notes,” for each $1,000 principal amount of our outstanding, unregistered 5.25% Senior Notes due 2021, which we issued on November 1, 2013, and which we refer to as the “original notes” (the “Exchange Offer”). No notes of principal amount of $2,000 or less shall be exchanged in part. Unless we specify otherwise or the context indicates otherwise, we refer to the exchange notes and the original notes together as the “notes.”

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $300,000,000 principal amount of 5.25% original notes outstanding. We will issue exchange notes promptly after the expiration of the Exchange Offer.

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

•	you are not our affiliate.

Rule 405 under the Securities Act defines “affiliate” as a person that, directly or indirectly, controls or is controlled by, or is under common control with, a specified person. In the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the Exchange Offer.

Expiration date	5:00 p.m., New York City time, on July 13, 2015, unless we extend the expiration date.

Withdrawal rights	You may withdraw tenders of the original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For more information, see the section entitled “Expiration Date; Extensions; Termination” under the heading “The Exchange Offer.”

Conditions to the Exchange Offer	The Exchange Offer is subject to certain customary conditions, which we may waive in our sole discretion. For more information, see the section entitled “The Exchange Offer” under the heading “Conditions to the Exchange Offer.” The Exchange Offer is not conditioned upon the exchange of any minimum principal amount of original notes.

Procedures for tendering original notes	If you wish to accept the Exchange Offer, you must (i) complete, sign and date the accompanying letter of transmittal, or a facsimile copy of such letter, in accordance with its instructions and the instructions in this prospectus, and (ii) mail or otherwise deliver the executed letter of transmittal, together with the original notes and any other required documentation to the exchange agent at the address set forth in the letter of transmittal. If you are a broker, dealer, commercial bank, trust company or other nominee and you hold original notes through The Depository Trust Company, or DTC, and wish to accept the Exchange Offer, you must do so pursuant to DTC’s automated tender offer program.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the Exchange Offer, we urge you to promptly contact the person or entity in whose name your original notes are registered and instruct that person or entity to tender on your behalf. If you wish to tender your original notes in the Exchange Offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of your original notes in your name or obtain a properly completed bond power from the person or entity in whose name your original notes are registered. The transfer of registered ownership may take considerable time.

Taxation	We believe the exchange pursuant to the Exchange Offer generally will not be a taxable event for U.S. federal income tax purposes. For more details, see the section entitled “Certain U.S. Federal Income Tax Considerations.”

Consequences of failure to exchange	If you do not exchange the original notes, they will remain entitled to all the rights and preferences and will continue to be subject to the limitations contained in the indenture governing the notes. However, following the Exchange Offer, all outstanding original notes will still be subject to the same restrictions on transfer, and we will have no obligation to register outstanding original notes under the Securities Act.

Use of proceeds	We will not receive any proceeds from the Exchange Offer. For more details, see the “Use of Proceeds” section.

Exchange agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the Exchange Offer. The address, telephone number and facsimile number of the exchange agent are listed in the section entitled “The Exchange Offer” under the heading “Exchange Agent.”

The Notes

Unless specifically indicated, the summary below describes the principal terms of the notes (including the exchange notes). This summary is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus. Other than the restrictions on transfer, registration rights and special interest provisions, the exchange notes will have the same financial terms and covenants as the original notes, which are summarized as follows

Issuer	Orbital ATK, Inc.

Notes Offered	$300,000,000 aggregate principal amount of 5.25% senior notes due 2021.

Maturity Date	October 1, 2021.

Interest	Interest on the notes accrues at a rate of 5.25% per year, payable semi-annually in cash, in arrears, on April 1 and October 1 of each year, with the next interest payment being October 1, 2015.

Guarantees	The notes are jointly and severally guaranteed on a general unsecured and unsubordinated basis by each of our restricted subsidiaries that from time to time guarantees our indebtedness under our senior credit facility (the “Senior Credit Facility”) or any of our capital markets debt securities. Any guarantor may be released from its guarantee under certain circumstances as described under the caption “Description of the Notes—The Subsidiary Guarantees.”

Ranking	The notes and the guarantees are our and the guarantors’ general unsecured senior obligations and:

•	rank equally in right of payment with all of our and the guarantors’ existing and future unsecured and unsubordinated debt;

•	rank senior in right of payment to all existing and future indebtedness of Orbital ATK and the guarantors that is subordinated in right of payment to the notes and the guarantees, respectively;

•	are effectively subordinated to all of our and our guarantors’ existing and future secured debt, including our and the guarantors’ debt under the Senior Credit Facility and guarantees thereof, to the extent of the value of the assets securing such debt; and

•	are structurally subordinated to all existing and future debt and other liabilities, including trade payables and preferred stock, of any non-guarantor subsidiary.

As of March 31, 2015, the non-guarantor subsidiaries generated a de minimis portion of our sales for the twelve months ended March 31, 2015 and held a de minimis portion of our consolidated assets as of March 31, 2015.

As of March 31, 2015, Orbital ATK and the guarantors had total indebtedness of $1,589 million (of which $1,289 million was secured indebtedness).

Redemption	The notes are redeemable, in whole or in part, at any time on or after October 1, 2016 at the redemption prices specified under “Description of the Notes—Optional Redemption.” Prior to October 1, 2016 we may redeem some or all of the notes at a price of 100% of the principal amount, plus accrued and unpaid interest, if any, plus a “make-whole” premium. We may redeem up to 35% of the notes prior to October 1, 2016 with the proceeds from one or more qualified equity offerings.

Change of Control	If we experience a change of control (as defined in “Description of the Notes—Change of Control”), we must give holders the opportunity to sell their notes, in whole or in part, to us at 101% of their principal amount thereof plus accrued and unpaid interest thereon to the purchase date. See “Description of the Notes—Change of Control.”

Certain Covenants	The covenants contained in the indenture governing the notes, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee more debt;

•	pay dividends and make distributions or repurchase shares or subordinated debt;

•	make investments;

•	create liens;

•	enter into restrictions on the ability of our restricted subsidiaries to make distributions, loans or advances to us;

•	sell assets;

•	engage in certain types of transactions with affiliates; and

•	merge or consolidate with other companies or sell substantially all of our assets.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of the Notes—Certain Covenants.”

During any period in which we achieve an investment grade rating for the notes from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) and in which no default or event of default has occurred and is continuing under the indenture, most of these covenants will be suspended. However, such suspended covenants will be reinstituted if and when the notes cease to have investment grade ratings by either Moody’s or S&P. See “Description of the Notes—Covenant Suspension When Notes Rated Investment Grade.”

No Public Trading Market	The exchange notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the exchange notes on any national securities exchange or automated quotation system. Accordingly, there can be no assurances that an active market will develop upon completion of the Exchange Offer or, if it develops, that such market will be sustained, or as to the liquidity of any such market.

Risk Factors	Investing in the exchange notes involves certain risk. See “Risk Factors” and other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding whether to participate in the Exchange Offer.

SELECTED CONSOLIDATED FINANCIAL DATA

	Years Ended March 31
(Amounts in thousands except per share data)	2015	2014	2013	2012	2011
Results of Operations:
Sales	$3,173,967	$2,925,237	$3,206,096	$3,610,579	$3,912,710
Cost of sales	2,469,865	2,277,939	2,521,277	2,820,492	3,148,317

Gross profit	704,102	647,298	684,819	790,087	764,393
Operating expenses:
Research and development	49,349	48,536	55,958	58,906	57,785
Selling	89,941	87,554	90,219	106,065	105,797
General and administrative	298,559	209,251	200,568	234,922	221,311
Goodwill impairment	34,300

Income from continuing operations, before interest, income taxes and noncontrolling interest	231,953	301,957	338,074	390,194	379,500
Interest expense, net	(88,676)	(79,792)	(65,386)	(88,620)	(87,052)
Loss on extinguishment of debt	(26,626)	—	(11,773)

Income from continuing operations, before income taxes and noncontrolling interest	116,651	222,165	260,915	301,574	292,448
Income taxes	39,117	62,542	73,746	107,321	73,995

Income from continuing operations, before noncontrolling interest	77,534	159,623	187,169	194,253	218,453
Less net income attributable to noncontrolling interest	99	171	436	592	536

Income from continuing operations of Orbital ATK, Inc.	$77,435	$159,452	$186,733	$193,661	$217,917

Basic earnings per common share from continuing operations	$2.18	$5.03	$5.76	$5.89	$6.55
Basic weighted-average number of common shares outstanding	35,469	31,671	32,447	32,874	33,275
Diluted earnings per common share from continuing operations	$2.14	$4.87	$5.73	$5.85	$6.49
Diluted weighted-average number of diluted common shares outstanding	36,140	32,723	32,608	33,112	33,615
Financial Position:
Net current assets (1)	$1,292,122	$518,679	$877,572	$715,917	$647,042
Net property, plant, and equipment (1)	807,057	508,455	478,716	486,273	474,427
Total assets (1)	5,504,402	3,423,521	3,575,256	3,785,219	3,704,203
Long-term debt (including current portion) (1)	1,588,501	2,092,978	1,073,877	1,302,002	1,609,709
Total Orbital ATK, Inc. stockholders’ equity	1,776,998	1,911,575	1,502,169	1,226,795	1,156,758
Other Data:
Depreciation and amortization of intangible assets (1)	$85,027	$72,304	$80,935	$84,302	$89,715
Capital expenditures (1)	112,704	105,730	73,494	100,820	104,305
Cash dividends per common share	1.28	1.10	0.92	0.80	0.20
Gross margin (gross profit as a percentage of sales) (1)	22.2%	22.1%	21.4%	21.9%	19.5%

(1)	Presented for continuing operations only.

Factors Affecting Comparability of our Selected Financial Data

As a result of the Distribution, the financial results of Sporting Group are presented as discontinued operations for all periods presented. The consolidated financial statements include the results of Orbital from February 9, 2015 through March 31, 2015. See Note 4 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2015 for a description of mergers, acquisitions and distributions made since the beginning of fiscal 2013.

In addition, the following non-recurring items impacted Income from continuing operations, before noncontrolling interest, for fiscal:

•	2015—Costs associated with the Distribution and Merger, including: $34.9 million for professional services; $9.6 million for severance and other employee-related costs; $26.6 million for debt extinguishment; and $16.0 million for facility rationalization costs. In addition, we recognized a litigation charge of $25.0 million for settlement of a lawsuit with Raytheon Company; $34.3 million for goodwill impairment; and additional sales of $3.1 million for the Radford Army Ammunition Plant (“RFAAP”) pension segment close-out.

•	2014—Cost associated with refinancing our Senior Credit Facility, of $6.2 million, and additional sales of $27.4 million for the RFAAP pension segment close-out.

•	2012—Litigation charge of $36.5 million for LUU flares lawsuit settlement and $9.0 million for segment realignment charges including: termination benefits, asset impairment charges and costs associated with the closure of certain facilities.

EARNINGS RATIOS

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

	Fiscal
	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges	2.16	3.45	4.38	3.98	3.94

RISK FACTORS

An investment in the exchange notes involves risks. Before deciding whether to participate in the Exchange Offer, you should consider the risks discussed below and elsewhere in this prospectus, including those set forth under the heading “Special Note Regarding Forward-Looking Statements,” together with all other information contained in this prospectus and the documents incorporated by reference herein. You should also consider the risks set forth in our Annual Report on Form 10-K for the year ended March 31, 2015 and other documents that we file with the SEC and that are incorporated by reference in this prospectus.

Any of the risks discussed below or elsewhere in this prospectus or in our SEC filings incorporated by reference in this prospectus, and other risks we have not anticipated or discussed, could have a material adverse impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially

Risks Related to the Notes

Risks Related to this Exchange Offer

If an active trading market does not develop for the exchange notes, the holder may be unable to sell them or to sell them at a price the holder deems sufficient.

The exchange notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the exchange notes on any national securities exchange or automated quotation system. Accordingly, there can be no assurances that an active market will develop upon completion of the Exchange Offer or, if it develops, that such market will be sustained, or as to the liquidity of any such market. If an active market does not develop or is not sustained, the market price and the liquidity of the exchange notes may be adversely affected. In addition, the liquidity of the trading market for the exchange notes, if it develops, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Any original notes that are not exchanged will continue to be restricted securities and may become less liquid.

Original notes that are not tendered or that we do not accept for exchange will, following this offer, continue to be restricted securities, and the holder may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue exchange notes in exchange for the original notes pursuant to this offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering.” Such procedures and conditions include timely receipt by the exchange agent of such original notes (or a confirmation of book entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC). Because we anticipate that most holders of original notes will elect to exchange their original notes, we expect that the liquidity of the market for the original notes remaining after the completion of the Exchange Offer will be substantially limited. Any original notes tendered and exchanged in this offer will reduce the aggregate principal amount of original notes outstanding. Following the Exchange Offer, original notes generally will not have any further registration rights, and such original notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the original notes could be adversely affected.

Risks Related to the Notes

We have significant indebtedness that involves significant debt service obligations, limits our operational and financial flexibility, exposes us to interest rate fluctuations and exposes us to the risk of default under our debt obligations.

We have a significant amount of indebtedness and debt service requirements. As of March 31, 2015, we had:

•	$1,588.5 million of total indebtedness outstanding, consisting of $1,288.5 million of indebtedness under the Senior Credit Facility (not including letters of credit) and $300.0 million of the original notes;

•	$202.9 million of outstanding but undrawn letters of credit issued under our revolving credit facility the “Revolving Facility”); and

•	taking into account these letters of credit, an additional $497.1 million of availability under the Revolving Facility.

Our substantial indebtedness could have important consequences to you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes, including to finance our working capital, capital expenditures, acquisitions and general corporate or other purposes;

•	it could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and place us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged;

•	it could make us more vulnerable to downturns in general economic or industry conditions or in our business, or prevent us from carrying out activities that are important to our growth;

•	it could increase our interest expense if interest rates in general increase because a portion of our indebtedness, including all of our indebtedness under the Senior Credit Facility, bears interest at floating rates;

•	we may be limited in our ability to take advantage of strategic business opportunities; and

•	it could make it more difficult for us to satisfy our obligations with respect to our indebtedness, including under the notes, and any failure to comply with the obligations of any of our debt instruments, including any financial and other restrictive covenants, could result in an event of default under the indenture governing the notes or under the agreements governing our other indebtedness which, if not cured or waived, could result in the acceleration of our indebtedness under the Senior Credit Facility and under the notes.

Any of the above listed factors could materially affect our business, cash flows, financial condition and results of operations.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

A significant portion of our cash flow from operations is dedicated to paying principal and interest on outstanding debt. Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund our operations, working capital, capital expenditures and any future acquisitions, will principally depend upon our ability to generate cash flow from our operations. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control. Moreover, a portion of our indebtedness, as well as any future indebtedness under the Senior Credit Facility, bears interest at floating rates, and, therefore, if interest rates increase, our debt service requirements will increase.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our Senior Credit Facility or from other debt financing, in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital, including by issuing equity securities or securities convertible into equity securities. Our ability to restructure or refinance our indebtedness will depend on the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Our inability to generate sufficient cash flow to satisfy our debt service requirements, including the inability to service the notes, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position and results of operations, as well as on our ability to satisfy our obligations in respect of the notes.

Despite our substantial indebtedness, we may still incur significantly more debt, which could further exacerbate the risks described above.

Subject to the restrictions set forth in the credit agreement governing the Senior Credit Facility and the indenture governing the notes, we and our subsidiaries may incur significant additional indebtedness, including unused availability under the Revolving Facility.

As of March 31, 2015, taking into account $202.9 million of outstanding but undrawn letters of credit, we had $497.1 million available for additional borrowing under the Revolving Facility. Although the terms of the Senior Credit Facility and the notes limit our ability and the ability of our subsidiaries to create liens securing indebtedness, there are a number of exceptions to these limitations that will allow us and our subsidiaries to secure significant amounts of indebtedness without equally and ratably securing the notes. In addition, neither the credit agreement governing the Senior Credit Facility nor the indenture governing the notes will prevent us from incurring obligations that do not constitute indebtedness (as defined in those documents) or prevent our subsidiaries from incurring certain obligations. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

The terms of the credit agreement governing the Senior Credit Facility and the indenture governing the notes include covenants that could restrict or limit our financial and business operations.

The credit agreement governing the Senior Credit Facility and the indenture governing the notes include restrictive covenants that, subject to certain exceptions and qualifications, restrict or limit our ability and the ability or our subsidiaries to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends on capital stock, redeem or repurchase capital stock or subordinated indebtedness or make certain investments and other restricted payments;

•	create liens;

•	sell assets;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make loans or other distributions to us;

•	engage in transactions with our affiliates; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

In addition, the credit agreement governing the Senior Credit Facility includes financial covenants that require us to maintain a minimum interest coverage ratio, a maximum consolidated senior secured leverage ratio and a maximum consolidated total leverage ratio.

These covenants and restrictions could affect our ability to operate our business, and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. Additionally, our ability to comply with these covenants may be affected by events beyond our control, including general economic and credit conditions and industry downturns, and the other factors described or incorporated by reference in these “Risk Factors.” If we fail to comply with the covenants applicable to the Senior Credit Facility and are unable to obtain a waiver or amendment, an event of default would result, and the lenders could, among other things, declare outstanding amounts due and payable, refuse to lend additional amounts to us and require deposit of cash collateral in respect of outstanding letters of credit, which may trigger a cross-default on the notes and other agreements containing cross-default provisions. If we are unable to repay or pay the amounts due under the Senior Credit Facility, the lenders could, among other things, proceed against the collateral granted to them to secure such indebtedness, which would reduce the amount of cash-generating assets available to service interest payments on the notes or pay the principal thereon when due or reduce the pool of assets available to holders of the notes in a bankruptcy situation.

Many of the restrictive covenants in the indenture governing the notes will not apply if the notes are rated investment grade by Moody’s and S&P and no event of default has occurred and is continuing.

Many of the restrictive covenants in the indenture governing the notes will not apply if the notes are rated investment grade (as defined in such indenture) by Moody’s and S&P, if at that time no default or event of default with respect to the notes has occurred and is continuing. We cannot assure you that the notes will ever be rated investment grade or that if they are rated investment grade, that the notes will maintain such ratings. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force, subject to the restrictions set forth in the credit agreement governing the Senior Credit Facility. See “Description of the Notes—Covenant Suspension When Notes Rated Investment Grade.” If, after these covenants are suspended, either Moody’s or S&P were to downgrade its rating of the notes to a non-investment grade level, such covenants would be reinstated and the holders of the notes would again have the protection of these covenants. However, any indebtedness incurred or other transactions consummated during the time that the notes were rated investment grade would be permitted to remain in effect.

We may not be able to repurchase the notes upon a change of control, which would result in a default under the indenture governing the notes and would adversely affect our business and financial condition.

Upon the occurrence of specific kinds of change of control events, we must offer to purchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. We may not have sufficient funds available to make any required repurchases of the notes. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture, and, in turn, under the Senior Credit Facility. In addition, certain change of control events will constitute an event of default under the Senior Credit Facility. A default under the Senior Credit Facility would result in an event of default under the indenture if the administrative agent or the lenders accelerate our debt. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under the Senior Credit Facility and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. Any future debt that we incur may also contain restrictions on repayment of the notes upon a change of control. See “Description of the Notes—Change of Control.”

The ability of holders of notes to require us to repurchase the notes as a result of a disposition of “substantially all” assets may be uncertain.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale of less than all of our assets to another person or group may be uncertain.

Not all of our subsidiaries will guarantee the notes and, therefore, the notes are structurally subordinated in right of payment to the indebtedness and other liabilities of our non-guarantor subsidiaries.

The claims of creditors of our non-guarantor subsidiaries will be required to be paid before any assets of our non-guarantor subsidiaries will be available to satisfy claims of the holders of the notes. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, the holders of notes would not receive any amounts with respect to the notes from the assets of such non-guarantor subsidiary until after the payment in full of the claims of the creditors of such non-guarantor subsidiary. As of March 31, 2015, non-guarantor subsidiaries of Orbital ATK had de minimis liabilities to third parties all of which would be structurally senior to the notes and the guarantees thereof.

Our ability to repay our indebtedness, including the notes, is largely dependent on cash flow generated by our operating subsidiaries and their ability to make distributions to us.

Our ability to repay our indebtedness, including the notes, is largely dependent on the generation of cash flow by our operating subsidiaries and their ability to make such cash available to us by dividend, intercompany debt repayment or otherwise. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.

The notes are unsecured, and consequently the notes and guarantees thereof are effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes are unsecured, and consequently the notes and the guarantees thereof are effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness (including our and the guarantors’ indebtedness under the Senior Credit Facility), to the extent of the value of the assets securing such indebtedness. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of secured debt, including the lenders under the Senior Credit Facility, will be entitled to exercise the remedies available to a secured lender under applicable law and to be paid in full from the assets securing that secured indebtedness before any payment may be made with respect to the notes. In that event, because the notes are not secured by any of our or the guarantors’ assets, it is possible that there will be no assets from which claims of holders of the notes can be satisfied or, if any assets remain, that the remaining assets will be insufficient to satisfy those claims in full. If the value of such remaining assets is less than the aggregate outstanding principal amount of the notes and all other debt ranking pari passu with the notes, we may be unable to fully satisfy our obligations under the notes. In addition, if we fail to meet our payment or other obligations under our secured indebtedness, the holders of that secured debt would be entitled to foreclose on our assets securing such indebtedness and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result, you may lose a portion of or the entire value of your investment in the notes.

Our obligations under the Senior Credit Facility are jointly and severally guaranteed by substantially all of our domestic subsidiaries. Such obligations and guarantees are secured by perfected first-priority liens and security interests in substantially all of our and the guarantors’ assets, subject to certain exceptions. As of March 31, 2015, taking into account $202.9 million of outstanding but undrawn letters of credit, the notes were effectively subordinated to approximately $1,288.5 million of senior secured indebtedness and approximately $497.1 million would have been available for borrowing under the Revolving Facility, which if borrowed would also be effectively senior to the notes. In addition, the Senior Credit Facility provides for uncommitted incremental facilities in an aggregate amount not to exceed the greater of (x) $750.0 million and (y) an amount that would not cause our consolidated senior secured leverage ratio to exceed 2.50 to 1.00, all of which would be secured indebtedness. Further, the terms of the notes permit us to incur additional secured indebtedness pursuant to other credit facilities or otherwise, subject to the restrictions on debt incurrence and liens provided for in the indenture governing the notes and the credit agreement governing the Senior Credit Facility. The notes will be effectively subordinated to any such additional secured indebtedness.

Fraudulent conveyance laws may void the notes or the guarantees or subordinate the notes and/or the guarantees.

The issuance of the notes and the guarantees may be subject to review under applicable bankruptcy law or relevant fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ creditors. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, if in such a lawsuit a court were to find that, at the time the notes and the guarantees were issued, (1) we issued the notes or any guarantor incurred its guarantee with the intent of hindering, delaying or defrauding current or future creditors or (2) we or any guarantor received less than reasonably equivalent value or fair consideration in return for issuing the notes or incurring the guarantee, respectively, and, in the case of clause (2) only,

•	we or such guarantor, as applicable, was insolvent or was rendered insolvent by reason of the related financing transactions;

•	we or such guarantor, as applicable, was engaged, or about to engage, in a business or transaction for which our or such guarantor’s remaining assets constituted unreasonably small capital to carry on business; and

•	we or such guarantor, as applicable, intended to incur, or believed that we or it would incur, debts beyond our or such guarantor’s ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes, then the court could void the notes or such guarantee or subordinate the notes or such guarantee to our or such guarantor’s presently existing or future indebtedness or take other actions detrimental to you.

We cannot assure you as to what standard a court would apply in order to determine whether we or any guarantor were “insolvent” as of the date the notes were issued or the guarantee incurred, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we or such guarantor were insolvent on that date. We also cannot assure you that a court would not determine, regardless of whether we or any guarantor were insolvent on the date the notes were issued or the guarantee incurred, that the payments constituted fraudulent transfers on another ground.

The guarantees may also be subject to review under various laws for the protection of creditors. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes.

The indenture limits the liability of each guarantor with respect to its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due.

In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Florida Bankruptcy Court without ruling directly on the enforceability of these types of provisions generally. If the Florida Bankruptcy Court’s decision is followed by other courts, the risk that the note guarantees would be deemed fraudulent conveyances would be significantly increased. If a guarantee of the notes is avoided as a fraudulent conveyance or is found to be unenforceable for any other reasons, you will not have a claim against the guarantor.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market value of the notes to decline.

Our debt currently has a non-investment grade rating, and there can be no assurance that any rating assigned by the rating agencies will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency, if in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in the Exchange Offer. In consideration for issuing the exchange notes, we will receive the original notes of like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except for certain transfer restrictions and registration rights relating to the original notes and except for certain provisions providing for an increase in the interest rate on the original notes under certain circumstances relating to the timing of the Exchange Offer. The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The Exchange Offer is designed to provide holders of original notes with an opportunity to acquire exchange notes which, unlike the original notes, will not be restricted securities and will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws.

In connection with the issuance and sale of the original notes on November 1, 2013, we entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the original notes. Under the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file and to have declared effective an exchange offer registration statement under the Securities Act and to consummate an exchange offer. We are conducting this Exchange Offer to satisfy these obligations under the registration rights agreement.

We are making the Exchange Offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of exchange notes who received such exchange notes in exchange for original notes in the Exchange Offer, generally may offer the exchange notes for resale, sell the exchange notes and otherwise transfer the exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the exchange notes only if the holder acknowledges that the holder is acquiring the exchange notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

Any holder of the original notes using the Exchange Offer to participate in a distribution of exchange notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds original notes acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such original notes pursuant to the Exchange Offer may be a statutory underwriter, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of exchange notes and must acknowledge such delivery requirement. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange notes.

The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the Exchange Offer or the acceptance of tenders would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Subject to the minimum denomination requirements of the exchange notes, the exchange notes are being offered in exchange for a like principal amount of original notes. Original notes may be exchanged only in integral multiples of $1,000 principal amount. Holders may tender some or all of their original notes pursuant to the Exchange Offer. No notes of principal amount of $2,000 or less shall be exchanged in part.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the original notes except that (i) the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of the exchange notes will not be entitled to certain rights of holders of original notes under the registration rights agreement. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. The exchange notes will be treated as a single class under the indenture with any original notes that remain outstanding and entitled to participate in any Subsidiary Guarantee (as such term is defined in the indenture). The Exchange Offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

As of March 31, 2015, $300,000,000 aggregate principal amount of original 5.25% notes were outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of original notes as of June 11, 2015. Tendering holders will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain transfer taxes that may be imposed, in connection with the Exchange Offer. See “—Payment of Expenses.”

Expiration Date; Extensions; Termination

The Exchange Offer will expire at 5:00 p.m., New York City time, on July 13, 2015 (30 days following the date notice of the Exchange Offer was mailed to the holders). We reserve the right to extend the Exchange Offer at our discretion, in which event the term expiration date shall mean the time and date on which the Exchange Offer as so extended shall expire. We shall notify the exchange agent of any extension by oral or written notice and shall mail to the registered holders of original notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right to extend or terminate the Exchange Offer and not accept for exchange any original notes if any of the events set forth below under the caption “Conditions to the Exchange Offer” occur and are not waived by us, by giving oral or written notice of such delay or termination to the exchange agent. See “—Conditions to the Exchange Offer.” The rights reserved by us in this paragraph are in addition to our rights set forth below under the caption “—Conditions to the Exchange Offer.”

Procedures for Tendering

The tender to us of original notes by a holder pursuant to one of the procedures set forth below and the acceptance thereof by us will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

Except as set forth below, a holder who wishes to tender original notes for exchange pursuant to the Exchange Offer must transmit an agent’s message or a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth below under “Exchange Agent” on or prior to the expiration date. In addition, either (i) certificates for such original notes must be received by the exchange agent along with the letter of transmittal, or (ii) a timely confirmation of a book-entry transfer (a book-entry confirmation) of such original notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure of book-entry transfer described below, must be received by the exchange agent prior to the expiration date. LETTERS OF TRANSMITTAL AND ORIGINAL NOTES SHOULD NOT BE SENT TO US.

The term agent’s message means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Signatures on a letter of transmittal must be guaranteed unless the original notes tendered pursuant thereto are tendered (i) by a registered holder of original notes who has not completed the box entitled “Special Issuance and Delivery Instructions” on the letter of transmittal or (ii) for the account of any firm that is a member of a registered national securities exchange or a commercial bank or trust company having an office in the United States, each an eligible institution. In the event that signatures on a letter of transmittal are required to be guaranteed, such guarantee must be by an eligible institution.

The method of delivery of original notes and other documents to the exchange agent is at the election and risk of the holder, but if delivery is by mail it is suggested that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent before the expiration date.

If the letter of transmittal is signed by a person other than a registered holder of any original notes tendered therewith, such original notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered holder appears on the original notes.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered original notes will be resolved by us, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the letter of transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. Neither we nor the exchange agent shall be under any duty to give notification of defects in such tenders or shall incur liabilities for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Our acceptance for exchange of original notes tendered pursuant to the Exchange Offer will constitute a binding agreement between the tendering person and us upon the terms and subject to the conditions of the Exchange Offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility systems may make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer into the exchange agent’s account at DTC, an agent’s message or a duly executed letter of transmittal, including all other documents required by such letter of transmittal, must in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under the caption “Exchange Agent” on or prior to the expiration date.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate the Exchange Offer (whether or not any original notes have been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

•	there is threatened, instituted or pending any action or proceeding before, or any statute, rule, regulation, injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(i)	seeking to restrain or prohibit the making or completion of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of this transaction; or

(ii)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the Exchange Offer; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

•	the following has occurred:

(i)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(ii)	any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer; or

(iii)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(iv)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our sole judgment, in any case makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange; or

•	there shall occur a change in the interpretations by the staff of the SEC which permits the exchange notes issued pursuant to the Exchange Offer in exchange for original notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus forms a part, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

•	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the Exchange Offer.

If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the Exchange Offer (whether or not any original notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes and will extend the Exchange Offer to the extent required by Rule 14e-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offer, we will accept all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes in exchange for original notes promptly following the expiration date.

Subject to the conditions set forth under the caption “—Conditions to the Exchange Offer,” issuance of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of certificates for original notes or a book-entry confirmation of a book-entry transfer of original notes into the exchange agent’s account at DTC, including an agent’s message if the tendering holder does not deliver a letter of transmittal, a completed letter of transmittal, or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal and any other documents required by such letter of transmittal. Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when certificates for original notes, book-entry confirmations with respect to original notes and other required documents are received by the exchange agent.

Subject to the terms and conditions of the Exchange Offer, we will be deemed to have accepted for exchange, and thereby to have exchanged, original notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of such original notes for exchange pursuant to the Exchange Offer. The exchange agent will act as agent for us for the purpose of receiving tenders of original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving original notes, letters of transmittal and related documents and transmitting exchange notes which will not be held in global form by DTC or a nominee of DTC to validly tendered holders. Such exchange will be made promptly after the expiration date. If for any reason whatsoever, acceptance for exchange or the exchange of any original notes tendered pursuant to the Exchange Offer is delayed (whether before or after our acceptance for exchange of original notes) or we extend the Exchange Offer or are unable to accept for exchange or exchange any original notes tendered pursuant to the Exchange Offer, then, without prejudice to our rights set forth herein, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-l promulgated under the Exchange Act, retain tendered original notes and such original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the caption “—Withdrawal Rights.”

Pursuant to an agent’s message or a letter of transmittal, a holder of original notes will represent, warrant and agree in the letter of transmittal that it has full power and authority to tender, exchange, sell, assign and transfer original notes, that we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances, and the original notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the original notes tendered pursuant to the Exchange Offer.

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted original notes will be returned, at our expense, to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Withdrawal Rights

Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address, or in the case of eligible institutions, at the facsimile number, set forth below under the caption “—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date.

Any notice of withdrawal must specify the name of the person having tendered the original notes to be withdrawn, identify the original notes to be withdrawn (including the certificate number or numbers and the principal amount of the original notes), and (where certificates for original notes have been transmitted) specify the name in which such original notes are registered, if different from that of the withdrawing holder. If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under the caption “—Procedures for Tendering” at any time on or prior to the expiration date.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A as the exchange agent for the Exchange Offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Corporate Trust Reorg – Pamela Adamo

Phone: 315-414-3317

Fax: 732-667-9408

If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions by facsimile to a facsimile number other than any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Payment of Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer. We will not make any payment to brokers, dealers or others for soliciting acceptances of the Exchange Offer. However, we will pay the reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent in connection therewith. We will also pay the cash expenses to be incurred in connection with the Exchange Offer, including accounting, legal, printing and other related fees and expenses.

Consequences of Failure to Exchange

Upon consummation of the Exchange Offer, certain rights under the Registration Rights Agreement, including registration rights and the right to receive the contingent increases in the interest rate, will terminate. The original notes that are not exchanged for exchange notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 promulgated under the Securities Act. Accordingly, such original notes may be resold only:

•	to us or our subsidiaries;

•	under a registration statement that has been declared effective under the Securities Act;

•	for so long as the notes are eligible for resale under Rule 144A promulgated under the Securities Act, to a person the seller reasonably believes is a qualified institutional buyer that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A;

•	through offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act;

•	to an accredited investor (within the meaning of Rule 501(a) under the Securities Act) that is not a qualified institutional buyer and that is purchasing for its own account or for the account of another accredited investor, in each case in a minimum principal amount of notes of $250,000; or

•	under any other available exemption from the registration requirements of the Securities Act.

The liquidity of the original notes could be adversely affected by the Exchange Offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

DESCRIPTION OF THE NOTES

The Company issued the original notes and will issue the exchange notes pursuant to an indenture, dated as of the November 1, 2013, among the Company, the Subsidiary Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). You should refer to the Indenture and the Trust Indenture Act for a complete statement of the terms applicable to the notes. Copies of the Indenture are available upon request from the Company.

The following is a summary of material provisions of the Indenture. The following summary of the terms of the notes and the Indenture is not complete and is subject to, and is qualified by reference to, the notes and the Indenture, including the definitions therein of certain capitalized terms used but not defined in this Description of the Notes. We urge you to read the entire Indenture, because it, and not this description, defines your rights as holders of the notes. For the definitions of certain capitalized terms, see “Certain Definitions” below.

For purposes of this section, the term “Company” refers only to Orbital ATK, Inc. and not to any of its subsidiaries. Certain of the Company’s subsidiaries guarantee the notes and are subject to many of the provisions described in this section. Each subsidiary that guarantees the notes is referred to in this section as a “Subsidiary Guarantor.” Each such guarantee is referred to as a “Subsidiary Guarantee.”

Overview of the Notes and the Subsidiary Guarantees

The notes are:

•	general unsecured unsubordinated obligations of the Company;

•	equal in right of payment with all of the Company’s existing and future Indebtedness that is not subordinated in right of payment to the notes;

•	senior in right of payment to all of the Company’s existing and future Indebtedness that is subordinated in right of payment to the notes;

•	effectively subordinated to all Secured Indebtedness (as defined below) of the Company and its Subsidiaries, including Indebtedness under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness;

•	structurally subordinated to all liabilities, including Trade Payables, and Preferred Stock of each Subsidiary of the Company that is not a Subsidiary Guarantor; and

•	guaranteed on a general unsecured unsubordinated basis by the Subsidiary Guarantors.

The Subsidiary Guarantors

The notes are guaranteed by each Restricted Subsidiary of the Company that from time to time guarantees Indebtedness of the Company under the Credit Agreement or any capital markets debt securities of the Company.

The Subsidiary Guarantee of each Subsidiary Guarantor:

•	is a general unsecured unsubordinated obligation of such Subsidiary Guarantor;

•	is equal in right of payment with all of such Subsidiary Guarantor’s existing and future Indebtedness that is not subordinated in right of payment to such Subsidiary Guarantee;

•	is senior in right of payment to all of such Subsidiary Guarantor’s existing and future Indebtedness that is subordinated in right of payment to such Subsidiary Guarantee; and

•	is effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor and its Subsidiaries, including their guarantees of Indebtedness under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness.

Not all of our Subsidiaries will guarantee the notes. The non-guarantor subsidiaries of Orbital ATK:

•	generated a de minimis portion of our sales for the twelve months ended March 31, 2015 and held a de minimis portion of our consolidated assets as of March 31, 2015; and

•	had de minimis liabilities to third parties as of March 31, 2015.

Principal, Maturity and Interest

The Indenture provides for the issuance by us of notes with an unlimited principal amount, of which $300.0 million were issued on November 1, 2013 and remain outstanding. We may issue additional notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Indebtedness.” Additional Notes that are not fungible with other notes for U.S. federal income tax purposes may trade under a separate CUSIP and may be treated as a separate class for purposes of transfers and exchanges. Nevertheless, the notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all other purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on October 1, 2021.

Each note bears interest at a rate of 5.25% per annum from the Closing Date, or from the most recent date on which interest has been paid or provided for. We pay interest semi-annually to Holders of record at the close of business on March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year. The next interest payment date is October 1, 2015. We will pay interest on overdue principal at 1% per annum in excess of the interest rate, and we will pay interest on overdue installments of interest at this higher rate to the extent lawful.

Interest is computed on the basis of a 360-day year composed of twelve 30-day months.

Paying Agent and Registrar

We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us. We have designated the corporate trust office of the trustee to act as the agent of the Company in these matters. The location of the corporate trust office is 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. We reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Transfer and Exchange

A Holder of outstanding notes may transfer or exchange notes. Upon any transfer or exchange, the registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes required by law or permitted by the Indenture. We are required to transfer or exchange any outstanding note selected for redemption or purchase or to transfer or exchange any outstanding note for a period of 15 days prior to the mailing of a notice of redemption or purchase of notes to be redeemed or purchased or within 15 days of an interest payment date. The notes were issued in registered form and the Holder is treated as the owner of such note for all purposes.

Form, Denomination and Registration

The notes are transferable and exchangeable at the office of the Registrar or any co-registrar and have been issued in fully registered form, without coupons, in denominations of $2,000 and any whole multiple of $1,000 in excess thereof. We may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges.

Optional Redemption

Except as set forth in the following paragraphs, we may not redeem the notes prior to October 1, 2016. At any time on or after October 1, 2016, we may redeem the notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest thereon to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12 month period commencing on October 1 of the years set forth below:

Year	Redemption Price
2016	103.938%
2017	102.625%
2018	101.313%
2019 and thereafter	100.000%

In addition, at any time prior to October 1, 2016, we may redeem, on one or more occasions, up to a maximum of 35% of the original aggregate principal amount of the notes, calculated after giving effect to any issuance of Additional Notes, with the Net Cash Proceeds of one or more Qualified Equity Offerings at a redemption price equal to 105.250% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided, however, that after giving effect to any such redemption:

(1)	at least 65% of the original aggregate principal amount of the notes, calculated after giving effect to any issuance of Additional Notes, remains outstanding immediately after such redemption; and

(2)	any such redemption by us must be made within 90 days of such Qualified Equity Offering and must be made in accordance with the procedures set forth in the Indenture.

At any time prior to October 1, 2016, we may redeem all or part of the notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest to the date of redemption.

Any notice of redemption in connection with any Qualified Equity Offering or other securities offering or any other financing, or in connection with a transaction (or series of related transactions) that constitute a Change of Control, may, at our discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including completion of the related Qualified Equity Offering, securities offering, financing or Change of Control.

Selection

If we redeem less than all of the notes, the trustee or applicable depositary will select the notes to be redeemed on a pro rata basis, by lot or by such other method as is required by or in accordance with the procedures of the applicable depositary, although no note of $2,000 in original principal amount or less may be redeemed in part. If we redeem any note in part only, the notice of redemption relating to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the Holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the notes to be redeemed.

Ranking

The notes are general unsecured unsubordinated obligations of the Company; equal in right of payment with all of the Company’s existing and future Indebtedness that is not subordinated in right of payment to the notes and senior in right of payment to all of the Company’s existing and future Indebtedness that is subordinated in right of payment to the notes. The notes are effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries, including Indebtedness under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness.

The Subsidiary Guarantees are the general unsecured unsubordinated obligations of each Subsidiary Guarantor equal in right of payment with all of such Subsidiary Guarantor’s existing and future Indebtedness that is not subordinated in right of payment to such Subsidiary Guarantee and senior in right of payment to all of such Subsidiary Guarantor’s existing and future Indebtedness that is subordinated in right of payment to such Subsidiary Guarantee. The Subsidiary Guarantees also are effectively subordinated to all Secured Indebtedness of the applicable Subsidiary Guarantor and its Subsidiaries, including their guarantees of Indebtedness under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness.

To the extent a Subsidiary is not a Subsidiary Guarantor, creditors of the Subsidiary, including trade creditors, and preferred stockholders, if any, of the Subsidiary generally have priority with respect to the assets and earnings of the Subsidiary over the claims of creditors of the Company, including Holders. The notes, therefore, are structurally subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Subsidiary Guarantors.

As of March 31, 2015, we had:

(1)	$1,288.5 million of senior obligations, all of which was secured Indebtedness, of the Company, but not including $202.9 million of outstanding but undrawn letters of credit, and, after taking into account these letters of credit, we had an additional $497.1 million of availability under the revolving portion of the Credit Agreement, all of which would be secured debt if drawn;

(2)	$300 million of subordinated Indebtedness of the Company, consisting of the notes;

(3)	no senior Indebtedness of the Subsidiary Guarantors, exclusive of the Subsidiary Guarantees and guarantees of Indebtedness under the Credit Agreement; and

(4)	no subordinated Indebtedness of the Subsidiary Guarantors, other than the guarantees of the Company’s obligations in respect of the notes.

Although the Indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries (including the issuance of Preferred Stock by the Restricted Subsidiaries), this limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. See “—Certain Covenants—Limitation on Indebtedness” below.

Subsidiary Guarantees

All of the Company’s Restricted Subsidiaries that from time to time guarantee Indebtedness of the Company under the Credit Agreement or any capital markets debt securities of the Company will jointly and severally irrevocably and unconditionally Guarantee as primary obligors and not merely as sureties, on an unsecured senior basis, the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture, including obligations to the trustee, and the notes, whether for payment of principal of, or premium or interest on the notes, expenses, indemnification or otherwise (all such obligations Guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Each Subsidiary Guarantee is limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to that Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. In a recent Florida bankruptcy case, subsidiary guarantees containing this kind of provision were found to be fraudulent conveyances and thus unenforceable and the court stated that this kind of limitation is ineffective. The Company does not know if that case will be followed if there is litigation on this point under the Indenture. However, if it is followed, the risk that the Subsidiary Guarantees will be found to be fraudulent conveyances will be significantly increased. See “Risk Factors—Fraudulent conveyance laws may void the notes or the guarantees or subordinated the notes and/or the guarantees.” The Company will cause each future Restricted Subsidiary that guarantees Indebtedness of the Company under the Credit Agreement or any capital markets debt securities of the Company to execute and deliver to the trustee a supplemental indenture pursuant to which the Subsidiary will Guarantee payment of the notes. See “—Certain Covenants—Future Subsidiary Guarantors” below.

Each Subsidiary Guarantee is a continuing guarantee and shall, except as set forth in the four immediately succeeding paragraphs, (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the trustee, the Holders and their successors, transferees and assigns.

In the event the Capital Stock of a Subsidiary Guarantor is sold by the Company or a Restricted Subsidiary and the sale complies with the provisions set forth in the covenant “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” if as a result of such sale, such Subsidiary Guarantor ceases to be a Restricted Subsidiary, such Subsidiary Guarantor shall be released from its Subsidiary Guarantee at the time of such sale (it being understood that only such portion of the Net Cash Proceeds as is or is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be so applied before such release).

Upon the designation of any Subsidiary Guarantor to be an Unrestricted Subsidiary in compliance with the definition of “Unrestricted Subsidiary,” such Subsidiary Guarantor will be released from its Subsidiary Guarantee.

Upon legal defeasance or satisfaction and discharge of the notes in compliance with the provisions of the Indenture described under “—Defeasance” or “—Satisfaction and Discharge,” the Subsidiary Guarantors shall be released from their Subsidiary Guarantees.

If any Subsidiary Guarantor shall have been released from its guarantees of Indebtedness of the Company under the Credit Agreement and all capital markets debt securities of the Company, such Subsidiary Guarantor shall be released from its Subsidiary Guarantee.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Company to purchase all or any part of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the notes pursuant to this section in the event that it has exercised its right to redeem all the notes under the terms of the section titled “—Optional Redemption”:

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (1), a person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the “parent entity”), if such person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of the parent entity);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the sale of all or substantially all the assets of the Company to another Person and, in the case of any such merger, consolidation or sale, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

Within 45 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the material circumstances and relevant facts regarding such Change of Control;

(3)	the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; and

(4)	the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, with the obligation to pay and the timing of payment conditioned upon the consummation of the Change of Control, if a definitive agreement to effect a Change of Control is in place at the time of the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in that covenant and the covenant described under “—Merger and Consolidation,” however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under the Credit Agreement. In addition, future Indebtedness of the Company could contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required purchases. Even if sufficient funds were otherwise available, the terms of the Credit Agreement may prohibit, subject to limited exceptions, the Company’s prepayment of notes prior to their scheduled maturity. If the Company is not able to prepay Indebtedness outstanding under the Credit Agreement and any other Indebtedness containing similar restrictions or obtain requisite consents, the Company will not be able to fulfill its repurchase obligations upon holders of notes exercising their purchase rights following a Change of Control, and such failure will result in a default under the Indenture and, in turn, constitute a default under the Credit Agreement. Furthermore, the Change of Control provisions may in some circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Covenant Suspension When Notes Rated Investment Grade

If on any date (the “Suspension Date”) following the date of the Indenture:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing (the occurrence of the events described in the foregoing clause (1) and this clause (2) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day and subject to the provisions of the following paragraph, the covenants under the Indenture described under the following captions will be suspended (such suspended covenants, collectively, the “Suspended Covenants”):

(1)	“—Certain Covenants—Limitation on Indebtedness”;

(2)	“—Certain Covenants—Limitation on Restricted Payments”;

(3)	“—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(4)	“—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(5)	“—Certain Covenants—Limitation on Transactions with Affiliates”; and

(6)	clause (3) of the covenant described above under the caption “—Merger and Consolidation.”

Upon the occurrence of a Covenant Suspension Event, the amount of Net Available Cash that has not been applied as provided under “—Limitation on Sales of Assets and Subsidiary Stock” shall be set at zero. During the period of time commencing on and after the Suspension Date and ending prior to the Reversion Date (as defined below) (such period, the “Suspension Period”), the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if on any date (the “Reversion Date”) subsequent to any Suspension Date, the rating on the notes assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the Suspended Covenants will be reinstituted as of and from the Reversion Date. On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified as having been outstanding on the Closing Date, so that it is classified as permitted under clause (b)(3)(B) of “—Certain Covenants—Limitation on Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the reinstated “—Certain Covenants—Limitation on Restricted Payments” covenant will be made as if the “—Certain Covenants —Limitation on Restricted Payments” covenant had been in effect since the date of the Indenture. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.” In addition, for purposes of the reinstated “—Certain Covenants—Limitation on Transactions with Affiliates” covenant, all agreements and arrangements entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period will be deemed to have been existing as of the Closing Date. Also, any encumbrance or restriction of the type referred to in the covenant described under “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries” incurred during the Suspension Period will be deemed to have been in effect on the Closing Date. Notwithstanding the reinstatement of the Suspension Covenants, no Default or Event will be deemed to have occurred solely as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or thereafter based solely on events that occurred during the Suspension Period). We cannot assure you that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto and to the application of the net proceeds therefrom the Consolidated Coverage Ratio would be greater than 2.0:1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1)	Indebtedness under Credit Facilities in an aggregate principal amount not to exceed $2,710 million, less the aggregate amount of all Net Available Cash from Asset Dispositions applied by the Company or any Restricted Subsidiary thereof to permanently repay any such Indebtedness pursuant to the covenant described under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;”

(2)	Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (2), (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to all obligations with respect to the notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee;

(3)	Indebtedness (A) represented by the notes (not including any Additional Notes) and the Subsidiary Guarantees (and any exchange notes and Guarantees thereof) or (B) outstanding on the Closing Date (other than the Indebtedness described in clause (1) or (2) above) after giving effect to the use of proceeds from the notes;

(4)	the Incurrence by the Company or any Restricted Subsidiary of the Company of Refinancing Indebtedness in exchange for, or the net proceeds of which are used to Refinance Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under paragraph (a) of this covenant or clause (3) (including the exchange notes and any Guarantees thereof), (4), (6) or (12) of this paragraph (b);

(5)	Indebtedness (A) in respect of workers’ compensation claims, self-insurance obligations, performance bonds, bankers’ acceptances, letters of credit, surety or appeal bonds, completion guarantees or similar arrangements provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Hedging Obligations entered into for bona fide hedging purposes of the Company and its Restricted Subsidiaries in the ordinary course of business and not for speculation;

(6)	Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount at any time outstanding, including any Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (6), not to exceed of the greater of (A) $350 million and (B) 12.0% of Consolidated Tangible Assets;

(7)	Indebtedness of the Company or any of its Restricted Subsidiaries arising from (A) agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees, letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries, in each case incurred or assumed in connection with the disposition of any business or assets, other than Guarantees of Indebtedness by, or other credit support provided by, the Company or any of its Restricted Subsidiaries in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, such transaction; provided that the maximum aggregate liability in respect of all such Indebtedness permitted by this clause (7) shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries from the sale of such business or assets; and (B) agreements providing for indemnification, adjustment of purchase price or earnout or similar obligations, in each case incurred or assumed in connection with the acquisition of any business or assets;

(8)	Indebtedness consisting of Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary otherwise permitted under this covenant;

(9)	Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)	Indebtedness of the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(11)	Indebtedness of the Company (and Guarantees thereof by any Subsidiary Guarantor) to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes;

(12)	the Incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants, indemnities and performance guarantees customarily entered into in connection with a Receivables financings) to the Company or to any of its Restricted Subsidiaries or its assets (other than such Receivables Subsidiary and its subsidiaries and assets), in an amount not to exceed $200.0 million in aggregate principal amount at any time outstanding; and

(13)	Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $250 million.

(c) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding amount of any particular Indebtedness Incurred pursuant to this covenant:

(1)	Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

(2)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(3)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify (and, except as provided in clause (1) of this paragraph (c), may later reclassify) such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

The Company will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any other Indebtedness unless such Indebtedness is expressly subordinated in right of payment to the notes to the same extent. No Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any other Indebtedness of such Subsidiary Guarantor unless such Indebtedness is expressly subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness of the Company or any Subsidiary Guarantor or by virtue of the fact that the holders of any Secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any property or asset now owned or hereafter acquired by the Company or such Restricted Subsidiary, except Permitted Liens, without making effective provision whereby any and all notes and Subsidiary Guarantees then or thereafter outstanding will be secured by a Lien equally and ratably with or prior to any and all other obligations thereby secured for so long as any such Indebtedness shall be so secured.

Any Lien created for the benefit of Holders pursuant to the preceding paragraph may provide by its terms that any such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing such other Indebtedness.

Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1)	declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis or on a basis more favorable to the Company and its Restricted Subsidiaries than pro rata);

(2)	purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary;

(3)	purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date thereof); or

(4)	make any Investment (other than a Permitted Investment) in any Person

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, other acquisition or Investment being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A)	a Default shall have occurred and be continuing (or would result therefrom);

(B)	the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness;” or

(C)	the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to April 1, 2001 (other than Restricted Payments excluded pursuant to paragraph (b) below) would exceed the sum, without duplication, of:

(i)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2001, to the end of the most recent fiscal quarter for which financial statements are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to April 1, 2001 (other than an issuance or sale to (x) a Restricted Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

(iii)	the aggregate Fair Market Value of any assets or property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to March 15, 2006 (other than an issuance or sale to (x) a Restricted Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

(iv)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries issued after April 1, 2001 is reduced on the Company’s consolidated balance sheet upon the conversion or exchange of such Indebtedness for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(v)	with respect to Investments (other than Permitted Investments) made by the Company and its Restricted Subsidiaries after April 1, 2001, an amount equal to the net reduction in such Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from dividends or other distributions or payments on such Investments, or from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of such Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after April 1, 2001.

(b)	The provisions of the foregoing paragraph (a) will not prohibit:

(1)	any dividend or distribution in respect of, or any purchase, repurchase, redemption, retirement or other acquisition for value of, Capital Stock of the Company or Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

(A)	such dividend, distribution, purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

(B)	the Net Cash Proceeds or the Fair Market Value of any assets or property received from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) or 4(C)(iii), as applicable, of paragraph (a) above;

(2)	any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

(3)	the payment of dividends or distributions in respect of, or making repurchases of, Capital Stock of the Company in an aggregate amount not to exceed $70.0 million in any fiscal year; provided that such payments and repurchases shall be excluded from the calculation of the amount of Restricted Payments;

(4)	the payment of any dividend, the making of any distribution or the redemption of any securities within 60 days after the date of declaration thereof or the giving of formal notice by the Company of such redemption if, at such date of declaration or notice, such payment, distribution or redemption would have complied with this covenant; provided, however, that such payment, distribution or redemption (without duplication) will be included in the calculation of the amount of Restricted Payments;

(5)	any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $20 million in any calendar year; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;

(6)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof; provided, however, that such repurchases shall be excluded from the calculation of the amount of Restricted Payments;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Closing Date in accordance with the “—Limitation on Indebtedness” covenant; provided, however, that such payment shall be excluded from the calculation of the amount of Restricted Payments;

(8)	other Restricted Payments, if, at the time of the making of such Restricted Payment, and after giving effect thereto (including, without limitation, the incurrence of any Indebtedness to finance such Restricted Payment), the Consolidated Net Leverage Ratio of the Company would not exceed 3.25 to 1.00; provided that such payments shall be included in the calculation of the amount of Restricted Payments; and

(9)	other Restricted Payments in an aggregate amount not to exceed $175 million; provided, however, that such Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

(2)	make any loans or advances to the Company; or

(3)	transfer any of its property or assets to the Company, except:

(A)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Closing Date;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company or any Restricted Subsidiary (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, taken as a whole, are not materially less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(D)	in the case of clause (3), any encumbrance or restriction

(i)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license or similar contract;

(ii)	contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; or

(iii)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(E)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business;

(F)	with respect to a Restricted Subsidiary, any encumbrance or restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(G)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(H)	any encumbrance or restriction existing under, by reason of or with respect to Indebtedness Incurred by any Restricted Subsidiary permitted to be Incurred under the “—Limitation on Indebtedness” covenant, provided that the Board of Directors determines (as evidenced by a resolution of the Board of Directors) in good faith at the time such Indebtedness is Incurred that such encumbrance or restriction would not impair the ability of the Company to make payments of interest and principal on the notes when due;

(I)	any encumbrance or restriction in any agreement or instrument of a Receivables Subsidiary governing or in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary or the Receivables that are subject to such Qualified Receivables Transaction; or

(J)	existing under, by reason of or with respect to Indebtedness Incurred by Foreign Subsidiaries permitted to be Incurred under the “—Limitation on Indebtedness” covenant.

Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, assets useful in a Permitted Business or Permitted Securities; provided that the amount of any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition shall be deemed to be cash for the purposes of this provision (but for no other purpose) so long as such amount, taken together with the Fair Market Value when received of all other Designated Noncash Consideration that is at that time outstanding (i.e., that has not been sold for or otherwise converted into cash or Permitted Securities), does not exceed $50 million; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 540 days after the later of the date of such Asset Disposition and the receipt of such Net Available Cash:

(A)	to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Secured Indebtedness of the Company or a Subsidiary Guarantor (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(B)	to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); or

(C)	(i) redeem the notes or make open market purchases thereof at a price not less than 100% of the principal amount thereof or (ii) to make an Offer (as defined in paragraph (b) of this covenant below) to purchase notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any Pari Passu Indebtedness), such Offer may be made ratably (determined based upon the respective principal amounts of the notes and such Pari Passu Indebtedness being purchased or repaid) to purchase the notes and to purchase or otherwise repay such Pari Passu Indebtedness;

provided that pending final application of any such Net Available Cash in accordance with clause (A), (B) or (C) above, the Company and the Restricted Subsidiaries may temporarily reduce revolving Indebtedness outstanding under the Credit Agreement or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

To the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) above, the Company or such Restricted Subsidiary, as the case may be, may use such balance for any general corporate purpose not prohibited by the terms of the Indenture. In connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary, as the case may be, will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $50 million.

For the purposes of this covenant, the following are deemed to be cash:

•	the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

•	securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

(b) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required (i) to purchase notes tendered pursuant to an offer by the Company for the notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures, including prorating in the event of oversubscription, set forth in the Indenture, and (ii) to purchase or otherwise repay Pari Passu Indebtedness of the Company on the terms and to the extent contemplated thereby at the purchase price set forth in the relevant documentation (including accrued and unpaid interest to the date of acquisition, the “purchase price”), provided that to the extent the purchase price of any such Pari Passu Indebtedness exceeds 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of acquisition, the Company shall not use any Net Available Cash to pay such purchase price, except as permitted by the next sentence. If the aggregate purchase price of notes and Pari Passu Indebtedness tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes and other Pari Passu Indebtedness, the Company will apply the remaining

Net Available Cash for any general corporate purpose not prohibited by the terms of the Indenture. The Company will not be required to make an Offer for notes and Pari Passu Indebtedness pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $50 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon consummation of any Offer, the Net Available Cash in respect of any Asset Disposition(s) shall be reduced to zero.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1)	that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate;

(2)	that, in the event such Affiliate Transaction involves an aggregate amount in excess of $25 million:

(A)	are set forth in writing and

(B)	have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

(3)	that, in the event such Affiliate Transaction involves an amount in excess of $50 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial point of view, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1)	any Permitted Investment or any Restricted Payment permitted to be paid or made pursuant to the covenant described under “Limitation on Restricted Payments;”

(2)	any employment arrangements, employee benefit plans or arrangements (including pension plans, health and life insurance plans, retiree medical plans, deferred compensation plans, indemnification agreements, stock options and restricted stock and stock ownership plans) or related trust agreements or similar arrangements, in each case, approved by the Board of Directors and any grant or issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, any of the foregoing;

(3)	loans or advances to employees in the ordinary course of business of the Company, but in any event not to exceed $5 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees to directors of the Company or its Subsidiaries;

(5)	any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(6)	the provision by Persons who may be deemed Affiliates of the Company of investment advisory services to the Company or its Restricted Subsidiaries with respect to the Company’s or its Restricted Subsidiaries’ employee benefit plans;

(7)	transactions pursuant to any contract, agreement or instrument in effect on the Closing Date, as amended, modified or replaced from time to time, so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Company and the Restricted Subsidiaries than those in effect on the Closing Date;

(8)	sales, contributions, conveyances and other transfers of Receivables and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary or any other similar transactions in connection with any Qualified Receivables Transaction; or

(9)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the ordinary course of business and consistent with past business practices and approved by the Board of Directors.

SEC Reports. Whether or not required by the SEC’s rules and regulations, the Company will file with the SEC within the time periods specified in the SEC’s rules and regulations, and provide the trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act, provided that for purposes of this covenant, such information, documents and other reports shall be deemed to have been furnished to the trustee, Holders and prospective Holders if they are electronically available via the SEC’s EDGAR System. Even if the Company is entitled under the Exchange Act not to furnish such information to the SEC, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 or 15(d) of the Exchange Act (excluding exhibits) to the trustee and the Holders of notes as if it were subject to such periodic reporting requirements. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this covenant for purposes of clause (5) under “—Defaults” until 90 days after the date any report hereunder is due.

Future Subsidiary Guarantors. The Company will cause each Restricted Subsidiary which guarantees any Indebtedness of the Company under the Credit Agreement or any capital markets debt securities of the Company to become a Subsidiary Guarantor and, if applicable, execute and deliver to the trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor, without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets and its Subsidiaries’ assets (taken as a whole) to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Company under the notes, the Indenture and the Registration Rights Agreement; provided that in the case where the Surviving Company is not a corporation, a co-obligor on the notes is a corporation;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, the Successor Company would have a Consolidated Coverage Ratio equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction or would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness”, provided that this clause (3) will not be applicable to any merger with a Subsidiary solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction; and

(4)	the Company shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the notes, the Indenture and the Registration Rights Agreement, and the predecessor Company (except in the case of a lease of all or substantially all its assets) will be released from the obligation to pay the principal of and interest on the notes.

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1)	immediately after giving effect to such transaction (and, in the case of clause (2)(x) below, treating any Indebtedness that becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(2)	either:

(x)	the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, limited partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and, other than in the case of a transaction as part of which the Subsidiary Guarantee is being released as otherwise permitted by the Indenture, such Person (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; or

(y)	such consolidation, merger, conveyance or transfer complies with the provisions set forth under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;” and

(3)	the Company shall have delivered to the trustee an Officers’ Certificate stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

In the case of clause (2)(x) above, the Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the notes, the Indenture and the Registration Rights Agreement, and the predecessor Subsidiary Guarantor (except in the case of a lease of all or substantially all its assets) will be released from the obligation to pay the principal of and interest on the notes.

Notwithstanding the foregoing any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor.

Defaults

Each of the following is an Event of Default:

(1)	a default in any payment of interest on any note when due and payable continued for 30 days;

(2)	a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;

(3)	the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described under “Merger and Consolidation” above;

(4)	the failure by the Company or any Restricted Subsidiary to comply for 45 days after receipt of the written notice referred to below with any of its obligations under the covenants described under “Change of Control” or “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” above (in each case other than a failure to purchase notes);

(5)	the failure by the Company or any Restricted Subsidiary to comply for 60 days after receipt of the written notice referred to below with its other agreements contained in the notes or the Indenture;

(6)	the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent (the “cross acceleration provision”) and such failure continues for 10 days after receipt of the written notice referred to below;

(7)	specified events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(8)	the rendering of any judgment or decree for the payment of money in excess of $50.0 million or its foreign currency equivalent (in excess of the amount for which liability for payment is covered by enforceable insurance policies issued by solvent third party insurers) against the Company or a Restricted Subsidiary if:

(A)	an enforcement proceeding thereon is commenced by any creditor or

(B)	such judgment or decree remains outstanding for a period of 90 days following such judgment and is not paid, discharged, waived or stayed (the “judgment default provision”); or

(9)	any Subsidiary Guarantee of a Subsidiary Guarantor holding more than 5% of the Company’s Consolidated assets or generating more than 5% of the Company’s Consolidated sales or net income as of and for the twelve months ended on the end of the most recent fiscal quarter for which financial statements are publicly available ceases to be in full force and effect (except as contemplated by the terms thereof) or any such Subsidiary Guarantor or Person acting by or on behalf of any such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under the Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

The foregoing Events of Default will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder of the notes notice of the Default within the earlier of 90 days after it occurs and 30 days after it is actually known to a trust officer or written notice of it is received by the trustee. Except in the case of a default in the payment of principal of, premium, if any, or interest on any note, including payments pursuant to the redemption provisions of such note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding such notice is in the interests of the Holders. In addition, the Company will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the officers signing such certificate on behalf of the Company know of any Default that occurred during the previous year. The Company will also be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute an Event of Default, the status and what action the Company is taking or proposes to take in respect thereof.

A Default under clause (4), (5) or (6) above will not constitute an Event of Default until the trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding notes notify the Company and the trustee of the Default and the Company or the Subsidiary Guarantor, as applicable, does not cure such Default within the time specified in clause (4), (5) or (6) above after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to specified events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In case an Event of Default shall occur and be continuing, the trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such trustee security or indemnity reasonably satisfactory to it. The Holders of a majority in aggregate principal amount of the debt securities of each series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture or exercising any trust or power conferred on the trustee with respect to the notes; provided that the trustee may refuse to follow any direction that is in conflict with any law or the Indenture or that the trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the trustee in personal liability.

Except to enforce the right to receive payment of principal, premium, if any, or interest with respect to the notes when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such Holder has previously given the trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding notes of such series have requested the trustee in writing to pursue the remedy;

(3)	such Holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the notes may be amended with the written consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the notes). However, without the consent of each Holder of an outstanding note affected, no amendment may:

(1)	reduce the amount of notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	reduce the principal of or extend the Stated Maturity of any note;

(4)	reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption” above;

(5)	make any note payable in money other than that stated in the note;

(6)	impair the right of any Holder to receive payment of principal of, and interest on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8)	modify any Subsidiary Guarantee in any manner materially adverse to the Holders.

Without the consent of any Holder, the Company, the Subsidiary Guarantors and the trustee may amend the Indenture to:

(a)	convey, transfer, assign, mortgage or pledge any property or assets to the trustee as security for the notes;

(b)	evidence the succession of another Person to the Company, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the Company or any Subsidiary Guarantor under the Indenture pursuant to the provisions described under the caption “—Merger and Consolidation”;

(c)	add to the covenants of the Company and the Subsidiary Guarantors such further covenants, restrictions, conditions or provisions for the protection of the Holders of notes;

(d)	cure any ambiguity or correct or supplement any provision contained in the Indenture that may be defective or inconsistent with any other provision contained in the Indenture, or make such other provisions in regard to matters or questions arising under the Indenture as the Board of Directors may deem necessary or desirable and that shall not materially and adversely affect the interests of the Holders of notes;

(e)	evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the notes and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than the one trustee pursuant to the requirements of the Indenture;

(f)	provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(g)	add additional Guarantees with respect to the notes and release any Subsidiary Guarantor in accordance with the Indenture;

(h)	provide for the issuance of Additional Notes;

(i)	conform the text of the Indenture or the notes to any provision of this Description of the Notes; or

(j)	comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

The Company may at any time terminate all its obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, the Company may at any time terminate:

(1)	its obligations under the covenants described under “—Change of Control” and “—Certain Covenants,” and

(2)	the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clauses (3) and (4) under the first paragraph of “—Merger and Consolidation” above (“covenant defeasance”).

In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Restricted Subsidiaries) or (9) under “—Defaults” above or because of the failure of the Company to comply with clause (3) or (4) under the first paragraph of “—Merger and Consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with specified other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law.

Satisfaction and Discharge

The Indenture (including the Subsidiary Guarantees) will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes, as expressly provided for in the Indenture) as to all notes issued thereunder when:

(1)	all outstanding notes (other than notes replaced or paid) have been canceled or delivered to the trustee for cancellation; or

(2)	all outstanding notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, or will become due and payable within one year, and the Company irrevocably deposits with the trustee funds in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the trustee (which opinion shall only be required to be delivered if U.S. Government Obligations have been so deposited), to pay the principal of and interest on the outstanding notes when due at maturity or upon redemption of, including interest thereon to maturity or such redemption date (other than notes replaced or paid); and, in either case

(3)	the Company pays all other sums payable under the Indenture by it.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the notes. The Company and its subsidiaries may maintain accounts and conduct other banking transactions with affiliates of the trustee.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a note at any date of redemption, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such note at October 1, 2016 (such redemption price being described under “—Optional Redemption”) plus (2) all remaining required interest payments due on such note through October 1, 2016 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note. The applicable premium shall be determined by the Company.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, other than:

(A)	any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the provisions described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition subject to (and permitted by) the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(C)	a disposition of assets with a Fair Market Value of less than $25 million;

(D)	any disposition of surplus, discontinued or worn-out equipment or other immaterial assets no longer used in the ongoing business of the Company and its Restricted Subsidiaries;

(E)	(A) any disposition of cash or Temporary Cash Investments or readily marketable securities or (B) any disposition resulting from the liquidation or dissolution of any Restricted Subsidiary to the extent made ratably in accordance with the relative equity interests held by, or capital accounts of, the owners thereof;

(F)	any transaction that constitutes a Permitted Investment;

(G)	the creation of any Permitted Lien;

(H)	the unwinding of any Hedging Obligation;

(I)	any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement;

(J)	a sale, contribution, conveyance or other transfer of Receivables and related assets of the type specified in the definition of Qualified Receivables Transaction by or to a Receivables Subsidiary in a Qualified Receivables Transaction; and

(K)	any disposition of securities of any Unrestricted Subsidiary.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate implicit in such transaction determined in accordance with GAAP, compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Closing Date” means the date the notes were originally issued.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means, with respect to any Person, any contract designed to protect the Company or any Restricted Subsidiary against fluctuations in commodity prices.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1)	the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are then publicly available to

(2)	Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(A)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination, other than Indebtedness Incurred under any revolving credit facility or similar arrangement to finance seasonal fluctuations in working capital needs, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; provided, however, that with respect to Indebtedness Incurred pursuant to a revolving credit or similar arrangement referred to above, calculations shall be made using the average daily balance of such Indebtedness for such period unless such Indebtedness is projected, in the reasonable judgment of senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of Incurrence of such Indebtedness, in which case such calculations will be made on a pro forma basis as if such Indebtedness had been Incurred on the first day of such period;

(B)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility or similar arrangement to finance seasonal fluctuations in working capital needs, unless such Indebtedness has been permanently repaid and the related commitment has been terminated and not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period;

(C)

if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA, if positive, directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale;

(D)	if since the beginning of such period the Company or any Restricted Subsidiary, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness as if such Investment or acquisition occurred on the first day of such period; and

(E)	if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period, shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction under this definition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, but may also include, in the case of sales of assets, Investments or acquisitions referred to above, the net reduction in costs that have been realized or are reasonably anticipated to be realized in good faith with respect to such sale of assets, Investment or acquisition within twelve months of the date thereof and that are reasonable and factually supportable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs, as set forth in an Officer’s Certificate delivered to the Trustee that outlines the specific actions taken or to be taken and the net reduction in costs achieved or to be achieved from each such action and that certifies that such cost reductions meet the criteria set forth in this sentence.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months. If the interest on any such Indebtedness may be determined based on rates chosen by the Company, pro forma interest expense may be determined based on such optional rate chosen as the Company may designate.

“Consolidated EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1)	income tax expense of the Company and its Consolidated Restricted Subsidiaries accrued in accordance with GAAP;

(2)	Consolidated Interest Expense;

(3)	depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

(4)	amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

(5)	all other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all nonrecurring non-cash gains of the Company and its Restricted Subsidiaries in each case for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Consolidated Interest Expense” means, for any period, the total interest expense (excluding any interest in respect of Indebtedness of any Receivables Subsidiary) of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1)	interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

(2)	amortization of debt discount and debt issuance costs;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

(6)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

(7)	net payments, if any, under Interest Rate Agreements;

(8)	all dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Subsidiaries of the Company (other than dividends payable solely in Capital Stock of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary); and

(9)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income, or loss, of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)	except as contemplated by the definition of Consolidated Coverage Ratio, any net income, or loss, of any Person acquired by the Company or a Restricted Subsidiary of the Company for any period prior to the date of such acquisition;

(3)	any net income, or loss, of any Restricted Subsidiary that is not a Subsidiary Guarantor if the terms of such Restricted Subsidiary’s charter, by-laws or other organizational document or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary restricts, directly or indirectly, the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except to the extent such restriction has been legally and validly waived; provided that the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period (or after such period and prior to the applicable calculation date) to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause);

(4)	any after-tax gain, or loss, realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries, including pursuant to any Sale/ Leaseback Transaction, that is not sold or otherwise disposed of in the ordinary course of business and any after-tax gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	any extraordinary after-tax gain or loss;

(6)	any nonrecurring non-cash charges relating to a restructuring program approved by the Board of Directors;

(7)	any fees and expenses, or any amortization or writeoff thereof, incurred in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction (including the Transactions) or amendment or other modification of any debt instrument; and any charges incurred as a result of any such transaction;

(8)	non-cash charges related to the issuance of stock options or restricted stock or other non-cash stock-based compensation expense; and

(9)	the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(v) thereof.

“Consolidated Net Leverage Ratio” means, as of any date of determination with respect to any Person, the ratio of:

(1)	the Total Indebtedness of the Company and the Restricted Subsidiaries, less unrestricted cash and cash equivalents of the Company and the Restricted Subsidiaries in an amount not to exceed $100.0 million, in each case, as of the last day of the most recent fiscal quarter for which financial statements are then publicly available immediately preceding such date of determination, to

(2)	the aggregate amount of Consolidated EBITDA of the Company and the Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters for which financial statements are then publicly available immediately preceding such date of determination.

The Consolidated Net Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio,” including any pro forma adjustments to Indebtedness and Consolidated EBITDA.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination with respect to any Person, the ratio of:

(1)	the Total Indebtedness of the Company and the Restricted Subsidiaries that is secured by a Lien on any property or assets of the Company or any of the Restricted Subsidiaries, less unrestricted cash and cash equivalents of the Company and the Restricted Subsidiaries not to exceed $100.0 million, in each case, as of the last day of the most recent fiscal quarter for which financial statements are then publicly available immediately preceding such date of determination, to

(2)	the aggregate amount of Consolidated EBITDA of the Company and the Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters for which financial statements are then publicly available immediately preceding such date of determination.

The Consolidated Senior Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio,” including any pro forma adjustments to Indebtedness and Consolidated EBITDA.

“Consolidated Tangible Assets” as of any date of determination, means the total amount of assets, less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items, which would appear on a consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

(1)	minority interests in Consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(3)	treasury stock;

(4)	cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and

(5)	Investments in, and assets of, Unrestricted Subsidiaries.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, to be dated as of November 1, 2013, among the Company, as borrower, each lender from time to time party thereto, Bank of America, N.A., as administrative agent; The Bank of Tokyo-Mitsubishi UFJ, Ltd., RBC Capital Markets, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association and Wells Fargo Bank N.A., as co-syndication agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd., RBC Capital Markets, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunning manager, as such agreement may be amended, restated, supplemented, waived, replaced, whether or not upon termination, and whether with the original lenders or otherwise, refinanced, restructured or otherwise modified from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock, excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable; or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the date that is 91 days after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. The Fair Market Value of property or assets other than cash which involves an aggregate amount in excess of $200 million shall have been determined in writing by a nationally recognized appraisal or investment banking firm.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia unless it Guarantees Indebtedness of the Company.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2)	statements and pronouncements of the Public Company Accounting Oversight Board,

(3)	such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC;

provided that the Company may, at any time in its sole discretion, by written notice to the Trustee, elect to modify GAAP for all purposes of the Indenture to give effect to any changes in generally accepted accounting principles in the United States of America with respect to revenue recognition, including as a result of the adoption of any proposals set forth in Proposed Accounting Standards Update, Revenue Recognition (Topic 605) issued by the Financial Accounting Standards Board and any successor or related proposal thereto; provided further, that any such election, once made, shall be irrevocable.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Government Contract” means any contract (as that term is defined in 48 C.F.R. § 2.101) between any Person and any Governmental Party; provided that unless otherwise specified, all references to “Government Contract” or to “Government Contracts” shall refer to such contracts between the Company or any Subsidiary Guarantor and any Governmental Party.

“Government Party” means the United States Government (as used in 31 U.S.C. § 3727), the Government (as used in 48 C.F.R. subpart 32.8), the United States of America, the executive branch of the United States of America or any department or agency of any of the foregoing.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security or accrual of payment-in-kind interest shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1)	the principal in respect of indebtedness of such Person for borrowed money;

(2)	the principal in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5)	all Capitalized Lease Obligations and all Attributable Debt of such Person;

(6)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A)	the Fair Market Value of such asset at such date of determination and

(B)	the amount of such Indebtedness of such other Persons;

(8)	Hedging Obligations of such Person; and

(9)	all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” by a specified person in any other Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such other Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less,

(B)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation;

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer; and

(3)	if the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Available Cash” from an Asset Disposition means cash consideration received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)	payments of unassumed liabilities relating to the assets sold at the time of, or within 60 days after, the date of such sale to the extent required by any agreement or contract relating to such liabilities; and

(5)	appropriate amounts to be provided by the seller as a reserve against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including indemnification obligations associated with such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company or of a Subsidiary Guarantor, as appropriate.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company or a Subsidiary Guarantor.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the notes, in the case of the Company, or the applicable Subsidiary Guarantee, in the case of any Subsidiary Guarantor (without giving effect to collateral arrangements).

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Closing Date and any Related Business.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)	cash or Temporary Cash Investments or the notes or the exchange notes;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	relocation and other loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary and not exceeding $5 million in the aggregate outstanding at any one time;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition (without regard to clause (C) or (D) of the definition thereof) that was made pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(9)	lease, utility and other similar deposits in the ordinary course of business;

(10)	Investments to the extent paid for in Capital Stock (other than Disqualified Stock) of the Company;

(11)	Investments acquired by the Company or a Restricted Subsidiary as a result of a foreclosure by, or other transfer of title to, the Company or a Restricted Subsidiary with respect to a secured Investment;

(12)	Investments, in joint ventures and other business entities (in each case that are not Subsidiaries of the Company) that are engaged in a Permitted Business, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $50.0 million;

(13)	Investments, in any Person, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed the greater of(x) $200.0 million and (y) 7.0% of Consolidated Tangible Assets;

(14)	Investments by ATK Insurance Company or any other captive insurance Restricted Subsidiary, in the ordinary course of business, of a nature and type described under Temporary Cash Investments, provided that the maturity of such Investments from the date of acquisition does not exceed 5 years;

(15)	Guarantees by the Company or any Restricted Subsidiary of Indebtedness permitted to be Incurred by the Company or any Restricted Subsidiary under the caption “—Certain Covenants—Limitation on Indebtedness;”

(16)	extensions of credit to customers and suppliers in the ordinary course of business;

(17)	Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; and

(18)	Hedging Obligations otherwise permitted under the Indenture.

“Permitted Liens” means:

(1)	Liens securing Indebtedness under a Credit Facility permitted to be incurred pursuant to clause (1) of paragraph (B) of the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness”;

(2)	Liens outstanding on the Closing Date (other than Liens referred to in clause (1) above) and any Replacement Liens thereof;

(3)	Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(4)	deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness for borrowed money) or leases to which the Company or any of its Restricted Subsidiaries is a party, or deposits to secure public or statutory obligations of the Company or any of its Restricted Subsidiaries or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which the Company or any of its Restricted Subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(5)	Liens on property of any entity (including shares of stock owned by such entity) that becomes a Restricted Subsidiary of the Company after the date on which the notes are originally issued; provided that such Liens are in existence at the time such entity becomes a Restricted Subsidiary of the Company and were not created in anticipation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(6)	Liens upon property acquired after the date on which the notes are originally issued (by purchase, construction or otherwise) by the Company or any of its Restricted Subsidiaries, any of which Liens existed on such property before the time of its acquisition and were not created in anticipation thereof; provided that no such Lien shall extend to or cover any property of the Company or such Restricted Subsidiary other than the property so acquired and improvements thereon; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall not exceed (at the time of incurrence) 100% of the Fair Market Value of such property at the time it was acquired (by purchase, construction or otherwise);

(7)	any Liens arising as a result of the sale of property owned by the Company or any Restricted Subsidiary of the Company which property is, immediately following such sale, leased back to the Company or any Restricted Subsidiary;

(8)	Liens in favor of the Company or any Restricted Subsidiary;

(9)	Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries permitted to be incurred under the Indenture;

(10)	Liens on property necessary to defease Indebtedness that was not incurred in violation of the Indenture;

(11)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit or in possession of such bank;

(12)	Liens on equipment, inventory and goods, including supplies, materials and work in process, created in the ordinary course of business in favor of a Governmental Party by operation of Parts 32 and 45 of the Federal Acquisition Regulation, all implementing contract provisions at Part 52, and any corresponding provisions in any applicable agency Federal Acquisition Regulation Supplement in connection with the performance by the Company and its Subsidiaries under a Government Contract (and not arising out of a default under such Government Contract);

(13)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary of the Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries;

(14)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(15)	Liens securing (i) Indebtedness permitted to be incurred pursuant to clause (6) of paragraph (b) of the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness” or (ii) Refinancing Indebtedness in respect thereof;

(16)	Liens on the property of Foreign Subsidiaries to secure Indebtedness of Foreign Subsidiaries permitted to be incurred under the Indenture;

(17)	Uniform Commercial Code filings in respect of Liens permitted under this definition;

(18)	Liens securing Indebtedness, so long as, on the date of Incurrence and after giving effect to the Incurrence thereof (including, without limitation, the Incurrence of any Indebtedness secured by such Liens), the Consolidated Senior Secured Leverage Ratio of the Company would not exceed 2.5 to 1.0, and Liens securing Refinancing Indebtedness in respect of any such Indebtedness;

(19)	Replacement Liens in respect of Permitted Liens of the type described in clauses (6) and (7) of this definition;

(20)	Liens securing the notes or the exchange notes and the Guarantees thereof;

(21)	any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

(22)	Liens on Receivables and related assets of the type specified in the definition of Qualified Receivables Transaction Incurred in connection with a Qualified Receivables Transaction; and

(23)	other Liens securing obligations outstanding in aggregate amount not to exceed $150.0 million.

“Permitted Securities” means, with respect to any Asset Disposition, Voting Stock of a Person primarily engaged in a Permitted Business, provided that after giving effect to the Asset Disposition such Person shall become a Restricted Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Indebtedness” means Indebtedness:

(1)	consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

(2)	Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including cost of construction, additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition (or completion of construction or improvement) by the Company or such Restricted Subsidiary of such asset.

“Qualified Equity Offering” means an offering for cash by the Company of its common stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, any Restricted Subsidiary or any Receivables Subsidiary in which the Company or such Restricted Subsidiary or such Receivables Subsidiary may sell, contribute, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Receivables Subsidiary (in the case of a transfer by the Company or any Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), any Receivables (whether now existing or arising in the future) of the Company or any Restricted Subsidiary, and any related assets, including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Receivable” means any Indebtedness and other payment obligations owed to the Company, any Restricted Subsidiary or any Receivables Subsidiary, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each case arising in connection with (a) the sale of goods or the rendering of service or (b) the lease, license, rental or use of equipment, facilities or software, including the obligation to pay any finance charges, fees and other charges with respect thereto.

“Receivables Subsidiary” means a wholly owned Subsidiary of the Company (or another Person formed for the purpose of engaging in a Qualified Receivables Transaction with the Company or any Restricted Subsidiary of the Company in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers Receivables) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or reasonably related to such business, and that is designated by the Company’s Board of Directors (as provided below) as a Receivables Subsidiary and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants, indemnities and performance guarantees that are reasonably customary in an accounts receivables financings);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to representations, warranties, covenants, indemnities and performance guarantees that are reasonably customary in accounts receivables financings; or

(c)	subjects any property or asset of the Company or of any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants, indemnities and performance guarantees reasonably customary in accounts receivables financings and other than any interest in the Receivables (whether in the form of an equity interest in such Receivables payable primarily from such Receivables) retained or acquired by the Company or any Restricted Subsidiaries;

(2)	with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	with which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such Receivables Subsidiary’s financial condition (other than customary requirements for the maintenance of a minimum net worth) or cause such Receivables Subsidiary to achieve certain levels of operating results.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance any Indebtedness of the Company or any Restricted Subsidiary Incurred in compliance with the Indenture; provided, however, that:

(1)	the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish the Refinancing and such reasonable expenses incurred in connection therewith) and

(4)	(A) if the Indebtedness being Refinanced is subordinated in right of payment to the notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantee at least to the same extent as the Indebtedness being Refinanced and (B) if the Indebtedness being Refinanced is pari passu in right of payment with the notes or any Subsidiary Guarantee, such Refinancing Indebtedness is pari passu with or subordinated in right of payment to the notes or such Subsidiary Guarantee;

provided further, however, that Refinancing Indebtedness shall not include:

(A)	Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company, or

(B)	Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Closing Date, among the Company, the Subsidiary Guarantors and the initial purchasers of the notes.

“Related Business” means any business reasonably similar, incidental or complementary to the businesses of the Company and the Restricted Subsidiaries on the Closing Date and reasonable extensions thereof.

“Replacement Lien” means, with respect to any Lien, any modifications, replacements, refinancings, renewals or extensions of such Lien, provided that (A) the property covered thereby is not changed other than the addition of proceeds, products, accessions and improvements to such property on customary terms, (B) the amount of Indebtedness, if any, secured thereby is not increased unless permitted under the caption “—Certain Covenants—Limitation on Indebtedness” and (C) any modification, replacement, refinancing, renewal or extension of the Indebtedness, if any, secured or benefited thereby is permitted by clause (4) under the caption “—Certain Covenants—Limitation on Indebtedness”.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.”

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

“Secured Indebtedness” of a Subsidiary Guarantor has a correlative meaning.

“Senior Indebtedness” means Indebtedness that is not subordinated in right of payment to the notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such security as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Restricted Subsidiary of the Company pursuant to the terms of the Indenture.

“Subsidiary Guarantor” means any Restricted Subsidiary that has issued a Subsidiary Guarantee and its successors and assigns until released from its obligations under its Subsidiary Guarantee in accordance with the terms of the Indenture.

“Temporary Cash Investments” means any of the following:

(1)	United States dollars, Canadian dollars, euros or any national currency of any participating member state of the EMU or such local currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

(2)	any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof;

(3)	investments in demand deposits and in time deposit accounts, certificates of deposit, and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $100,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(4)	repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above;

(5)	investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(6)	investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(7)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (6) above.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) as in effect on the Closing Date.

“Total Indebtedness” means, as of any date of determination, the sum (without duplication) of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capitalized Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Company and the Restricted Subsidiaries and all Guarantees of the foregoing, determined on a Consolidated basis in accordance with GAAP, based upon the most recent fiscal quarter for which internal financial statements are available immediately preceding such date of determination.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means:

(1) the issuance and sale of the notes;

(2) the incurrence of Indebtedness under the Credit Agreement;

(3) the use of a portion of the proceeds from borrowings under the Credit Agreement to repay and terminate the Company’s existing credit agreement;

(4) the use of net proceeds from the issuance and sale of the notes, along with the proceeds from borrowings under the Credit Agreement, to finance the consideration payable in connection with the acquisition of Bushnell Group Holdings, Inc. and to pay transaction costs; and

(5) the consummation of the acquisition of Bushnell Group Holdings, Inc.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the notes to October 1, 2016; provided, however, that if the then remaining term of the notes to October 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the notes to October 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company or its agent shall obtain the Treasury Rate.

“trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer or assistant officer of the trustee assigned by the trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company, including any newly acquired or newly formed Subsidiary of the Company, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not either a Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary; provided, however, that either:

(A)	the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

(B)	if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” or the Company would have a Consolidated Coverage Ratio equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction and

(y)	no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

BOOK-ENTRY; DELIVERY AND FORM

The exchange notes will initially be represented by one or more global notes in registered form without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Exchange notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations relating to the exchange of original notes for exchange notes pursuant to the Exchange Offer and the ownership and disposition of exchange notes acquired pursuant to the Exchange Offer. This summary only applies to investors that will hold their notes as “capital assets” (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)).

This summary is based upon current U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, expatriates, broker-dealers, REITs, regulated investment companies, traders in securities who elect a mark-to-market method of accounting, tax-exempt organizations, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, entities treated as partnerships for U.S. federal income tax purposes or investors therein, persons subject to alternative minimum tax or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws) or any foreign, state or local tax considerations. We are not planning to seek a ruling from the IRS regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein. Each holder of original notes considering this Exchange Offer is urged to consult its own tax advisor regarding the tax consequences of the Exchange Offer to it, including those under U.S. federal, state, local, foreign and other tax laws and other tax consequences of the exchange of original notes for exchange notes pursuant to the Exchange offer and the ownership or disposition of the exchange notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust, if: (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code control all substantial trust decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A beneficial owner of a note that for U.S. federal income tax purposes is an individual, corporation, estate or trust that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership holding the notes, and partners in such a partnership, are urged to consult their tax advisors.

Exchange of the Original Notes for Exchange Notes

The exchange of an original note for an exchange note pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes because the exchange note will not be considered to differ materially in kind or extent from the original note. Accordingly, the exchange note will be treated for U.S. federal tax purposes as a continuation of the original note in the hands of a U.S. Holder or a non-U.S. Holder. As a result: (1) a holder will not recognize any gain or loss on the exchange; (2) the holder’s holding period for an exchange note will include the holding period for the original note; and (3) the holder’s initial tax basis in the exchange note will be the same as the holder’s adjusted basis in the original note. The original notes and the exchange notes are referred together as “notes” in this summary of U.S. federal income tax considerations. The Exchange Offer will not have any U.S. federal income tax consequences for a non-exchanging holder of an original note.

Certain Contingent Payments

We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including as described under “Description of the Notes—Change of Control.” These payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, however, certain contingent payments will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingent payments, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingent payments are remote or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our position that such contingent payments are remote or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue additional interest income for a taxable period in excess of the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the exchange notes will not be treated as contingent payment debt instruments. Investors in exchange notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the exchange notes.

U.S. Holders

Stated Interest. Interest on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Market Discount. If a U.S. Holder acquires a note at a cost that is less than its stated redemption price at maturity (i.e., its stated principal amount), the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

Under the market discount rules of the Code, a U.S. Holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. Holder disposes of a note with market discount in certain otherwise nontaxable transactions, such holder must include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. Holder may elect to include market discount in income currently as it accrues (either ratably or on a constant yield to maturity basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Amortizable Bond Premium. If a U.S. Holder purchases a note for an amount in excess of the stated redemption price at maturity, the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess. Generally, a U.S. Holder may elect to amortize the premium as an offset to interest income otherwise required to be included in income in respect of the note during the taxable year, using a constant yield method similar to that described above, over the remaining term of the note. Under Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder’s total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. Because the notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that a U.S Holder may amortize with respect to a note. A U.S. Holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

Election of Constant Yield Method. U.S. Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium, by using a constant yield prescribed in the Code and applicable Treasury Regulations. This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by each accrual of income under the constant yield election described in this paragraph.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the notes. Upon a sale, exchange, retirement, redemption or other taxable disposition of notes, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the “amount realized” on the disposition and the U.S. Holder’s adjusted tax basis in such notes. The amount realized will include the amount of any cash and the fair market value of any property received for the notes (other than any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income (as described above under “—Stated Interest”) to the extent not previously included in income). A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder, increased by the amount of any market discount previously included in gross income and reduced (but not below zero) by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on a note. Any such gain or loss generally will be capital gain or loss (except with respect to accrued market discount not previously included in income, which will be taxable as ordinary income), and will be long-term capital gain or loss if the U.S. Holder’s holding period for the note is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses against ordinary income is subject to certain limitations.

Information Reporting and Backup Withholding. Payments of interest on, or the proceeds of the sale, exchange or other taxable disposition (including a retirement or redemption) of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding unless (1) the U.S. Holder is an exempt recipient (such as a corporation), or (2) prior to payment, the U.S. Holder provides a taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute or successor form), and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Medicare Tax on Investment Income. A U.S. Holder that is an individual, estate, or trust (other than certain types of exempt trusts) will generally subject to an additional 3.8% tax on the lesser of (1) such person’s “net investment income” for the relevant taxable year and (2) the excess of such person’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s “net investment income” will generally include interest income and net gains from the sale, exchange or other taxable disposition (including a retirement or redemption) of the notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive activities or securities or commodities trading activities). Holders of notes should consult their own tax advisors regarding the applicability of this tax to their income and gain in respect of their investment in the notes.

Non-U.S. Holders

Interest. Subject to the discussions below concerning backup withholding and income effectively connected with a U.S. trade or business, all payments of interest on the notes made to a Non-U.S. Holder will not be subject to U.S. federal income or withholding taxes, provided that the Non-U.S. Holder:

•	does not own, actually or constructively, 10% or more of the capital or profits interest in us;

•	is not a controlled foreign corporation with respect to which we are a “related person” (within the meaning of Section 864(d)(4) of the Code);

•	is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	provides its name and address on an IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable form) and certifies, under penalties of perjury, that it is not a U.S. Holder.

The applicable Treasury Regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury Regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will generally be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid or accrued on the notes is not subject to U.S. federal withholding tax because it is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (as discussed below under “—Income Effectively Connected with a U.S. Trade or Business”).

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the notes. Subject to the discussions below concerning backup withholding and except with respect to accrued but unpaid interest, which generally will be taxable as interest and may be subject to the rules described above under “—Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, in which case such gain will be taxed as described below under “—Income Effectively Connected with a U.S. Trade or Business” or

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case such Non-U.S. Holder will be subject to tax at 30% (or, if applicable, a lower treaty rate) on the gain derived from such disposition, which may be offset by U.S. source capital losses.

Income Effectively Connected with a U.S. Trade or Business. If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes or gain realized on the sale, exchange or other taxable disposition (including a retirement or redemption) of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments. Payments of interest that are effectively connected with a U.S. trade or business will not be subject to the 30% U.S. federal withholding tax provided that the Non-U.S. Holder claims exemption from withholding. To claim exemption from withholding, the Non-U.S. Holder must certify its qualification, which generally can be done by filing a properly executed IRS Form W-8ECI (or other applicable form).

Information Reporting and Backup Withholding. Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of interest paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of these information returns reporting such interest and withholding may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. In general, a Non-U.S. Holder will not be subject to backup withholding or additional information reporting requirements with respect to payments of interest that we make, provided that the statement described above in last bullet point under “—Interest” has been received and we or a paying agent, as the case may be, do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, proceeds from a sale or other disposition of a note by a Non-U.S. Holder generally will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale or disposition (including a retirement or redemption) of a note within the United States or conducted through certain U.S. or U.S.-related financial intermediaries, unless the statement described above has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished in a timely manner to the IRS.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the Exchange Offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (i) an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired notes directly from us, or (iii) a broker-dealer who acquired notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that in each case such exchange notes are acquired in the ordinary course of such holder’s business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. We have agreed to use our reasonable best efforts to keep the exchange registration statement effective and to amend and supplement the prospectus contained therein, in order to permit such prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as such persons must comply with such requirements in order to resell the exchange notes. In addition, until September 9, 2015 (90 days after the date of delivery of this prospectus), all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the performance of our obligations in connection with the Exchange Offer. We will indemnify the holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the notes and the Subsidiary Guarantees will be passed upon for us by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements incorporated herein by reference from Orbital ATK, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2015, and the effectiveness of Orbital ATK, Inc.’s internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of Orbital Sciences Corporation included in Orbital ATK’s Current Report on Form 8-K dated June 2, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules to the registration statement and the reports, statements or other information we file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0300. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We maintain a website at http://www.orbitalatk.com. You should not consider information on our website to be part of this prospectus.

This prospectus forms part of the registration statement filed by Orbital ATK, Inc. and the guarantors with the SEC under the Securities Act. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the securities that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended March 31, 2015;

•	our Current Report on Form 8-K, filed on June 2, 2015.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the prospectus and any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the Exchange Offer; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. These documents may include, among others, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings by contacting Orbital ATK, Inc. as described below, or through contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing, by telephone or via the Internet at:

Orbital ATK, Inc.

45101 Warp Drive

Dulles, Virginia 20166

(703) 406-5000

Attn: Investor Relations

Website: http://www.orbitalatk.com

THE INFORMATION CONTAINED ON OUR WEBSITE IS NOT A PART OF THIS PROSPECTUS.

We have not authorized any dealer or salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.

Until September 9, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$300,000,000

Orbital ATK, Inc.

Offer to Exchange

$300,000,000 5.25% Senior Notes due 2021 and the related guarantees

For

$300,000,000 5.25% Senior Notes due 2021 and the related guarantees,

that have been registered under the Securities Act of 1933, as amended

June 11, 2015